EXHIBIT 10.5
HEXION B.V.

and

SHELL NEDERLAND RAFFINADERIJ B.V.

PERNIS BERI SITE SERVICES, UTILITIES, MATERIALS AND FACILITIES AGREEMENT

PERNIS BERI SITE SERVICES, UTILITIES,
MATERIALS AND FACILITIES AGREEMENT

THIS AGREEMENT is made effective the 1st day of April, 2018 BETWEEN:

1.	HEXION B.V., a company incorporated under the laws of The Netherlands with its registered office at Seattleweg 17, building 4, 3195 ND Pernis - Rotterdam, The Netherlands (the "Purchaser"); and

2.
SHELL NEDERLAND RAFFINADERIJ B.V., a company incorporated under the laws of The Netherlands with its registered office at Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands (the "Supplier").

WHEREAS

(A)	The Supplier or Affiliates of the Supplier operate the Site;

(B)	The Purchaser owns and operates the Plant;

(C)
The Parties (or their Affiliates) have entered into a First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement with an effective date of November 1, 2000 for the supply and purchase of certain SUMF Items pertaining to the Plant (as amended from time to time) (the “Prior SUMF Agreement”); and

(D)
The Supplier and the Purchaser desire to enter into a new Pernis BERI Site Services, Utilities, Materials and Facilities Agreement on the terms contained herein in order to facilitate for the Purchaser the operation of its Plant and upon entrance into this Agreement, the Prior SUMF Agreement shall terminate and be of no further force or effect.

NOW, THEREFORE, the Parties agree as follows:
ARTICLE 1: DEFINITIONS

In this Agreement and the Schedules hereto:

“AC/ECH Unit” means Purchaser’s Allyl Chloride / Epichlorohydrin unit on its Plant at the Site.

"Affiliate" means in relation to a Party:

(a)    its Ultimate Parent Company;

(b)	a company (other than the Party itself) which is, from time to time, directly or indirectly controlled by the Ultimate Parent Company; or

(c)	in the case of a Party which does not have an Ultimate Parent Company, a company which is for the time being directly or indirectly controlled by that Party;

For the purpose of this definition:

(i)
“Ultimate Parent Company” means, in relation to a Party, a company that directly or indirectly controls such Party, but shall not include any private equity or other investment fund, nor any person that manages such funds, or individuals which directly or indirectly hold a majority interest in the Party, instead the Ultimate Parent Company shall be the legal entity in which such funds are invested and/or which exercises direct or indirect control of the Party; and, for Purchaser, the Ultimate Parent Company shall be Hexion Inc., and, for Supplier, the Ultimate Parent Company shall be Royal Dutch Shell plc;

(ii)
a company is directly controlled by another company if the latter company (but excluding private equity or other investment funds, including any person that manages such funds, and individual investors) beneficially owns fifty per cent (50%) or more of either the issued share capital or the voting rights attached to the issued share capital of the first mentioned company or otherwise has the power to direct or cause the direction of the management of the first mentioned company by contract, as trustee or otherwise; and

(iii)
a company is indirectly controlled by another company if a series of companies can be specified, beginning with the latter company and ending with the first mentioned company, which are so related such that each company of the series (except the latter company) is directly controlled by one or more of the companies earlier in the series;

"Agreement" means this Pernis BERI Site Services, Utilities, Materials and Facilities Agreement, including its Schedules and Sub-schedules, and any amendments hereto to which the Parties may consent from time to time;

"Annual Plan and Budget" means the annual plan and budget approved under Article 8;

“Annual True-Up Process” means the annual reconciliation process by which the Parties agree on the True-Up Amount to be included in the following year’s Annual Plan and Budget, as further described in Article 8;

"Bankruptcy Event" means, in relation to any Party, (i) the making of a general assignment for the benefit of creditors by such Party; or (ii) the entering into of any arrangement or composition with creditors (other than for the purposes of a solvent reconstruction or amalgamation); or (iii) the institution by such Party of proceedings (a) seeking to adjudicate such Party as bankrupt or insolvent or seeking protection or relief from creditors, or (b) seeking liquidation, winding up, or rearrangement, reorganisation or adjustment of such Party or its debts (other than for purposes of a solvent reconstruction or amalgamation), or (c) seeking the entry of an order for the appointment of a receiver, trustee or other similar official for such Party or for all or a substantial part of such Party's assets; or (iv) the institution of any proceeding of the type described in (iii) above against such Party;

“BERI” means the Purchaser’s base epoxy resins and intermediates business as operated at the Site;

"Business Day" means any day of the week other than Saturday, Sunday or a public holiday at the location of the Plant;

"Commercially Reasonable" when used in the context of efforts to be taken means efforts which would ordinarily be taken by a business person in the applicable industry were he in the position under this Agreement of being the supplier of SUMF Items or the owner of the Plant, whichever shall be the relevant case. Such efforts shall only be taken at the sole cost and request of the Party entitled to request or require "commercially reasonable" efforts (the “Requiring Party") provided however, that the Party who undertakes such efforts shall not be (i) obligated to interfere with its own business activities or plans, nor (ii) required to employ additional employees in order to accomplish such matters, nor (iii) required to expend any of its own funds to accomplish such request without the right to reimbursement from the Requiring Party;

"Confidential Record" means, without limitation, any publications, printed matter, manuals, reports, letters, e-mails, drawings, computer programs, photographs, films, video, tape, diskette, CD-ROM and other information carriers or media conveying information and any other material containing confidential information;

“Cost Structure Fee” means a fee, invoiced on a monthly basis, (excluding Overheads, which are charged under the Site Usage Fee) and which shall constitute the SUMF Charges for the SUMF Items as further defined under Article 6.2 and Schedule 6.2. The monthly invoice amount shall be the agreed calendar year fee, as set forth in the Annual Plan and Budget, increased with the True-Up Amount calculated in accordance with the Annual True-Up Process as further described under Article 6.4, divided by 12;

“Curtailment” has the meaning set forth in Article 8.7;

"Default Rate" means a percentage equal to the base lending rate of the bank specified in Schedule 1 plus three percent (3%) p.a.;

"Delivery Point(s)" means the location(s) specified in the Sub-schedules to the relevant Schedules where a relevant SUMF Item will be delivered and at which title and risk of loss or damage to such SUMF Item passes from the Supplier to the Purchaser;

"Direct Site Costs" means the direct fixed costs (calculated on the basis of actual costs without mark-up or profit factor, except in accordance with Article 6.4(F)) incurred at the Site by the Supplier in providing SUMF but which do not vary with consumption, usage or production. Fixed costs include, but are not limited to, personnel costs (which include, but are not limited to, wages, associated benefits, applicable taxes and allocated pension costs) for the personnel directly involved in the provision of SUMF Items, where relevant maintenance and operational costs and the costs of any SUMF Items procured by the Supplier for the Purchaser from a Third-Party in accordance with this Agreement;

If costs, including personnel costs, are incurred at the Site partly in connection with providing SUMF and partly in connection with other activities, an allocation of such costs shall be included in Direct Site Costs;

For the avoidance of doubt, Direct Site Costs shall not include charges for the depreciation or amortization of SUMF Assets or any other assets or any other costs that the Supplier or any of its Affiliates is required to bear under this Agreement or any other agreement between Supplier or any of its Affiliates and Purchaser or any of its Affiliates and permitted assigns. These charges and costs shall be borne in accordance with the terms of such agreements. The terms of this definition shall not be deemed to modify any provision of any agreement other than this Agreement, including any express payment or reimbursement obligation of the Purchaser to Supplier under any agreement other than this Agreement;

"Dispute" means any dispute or difference between the Parties in connection with or arising out of this Agreement (including, without limitation, any dispute as to the existence, termination or validity of this Agreement or any provision of it);

"Draft Annual Plan and Budget" has the meaning set forth under Article 8;

"Due Date" has the meaning set forth under Article 7;

"Effective Date" means April 1, 2018;

"Environmental Agreement" means the non-US Environmental Agreement dated as of the November 1, 2000 between Supplier (as successor-in-interest to Shell Petroleum N.V.) and Hexion Inc. (as successor-in-interest to Shell Epoxy Resins, LLC) attached as Exhibit E to the Pernis Lease, which addresses environmental rights and obligations relating to the Site;

"Environmental Law" means any applicable law relating to Environmental Matters;

"Environmental Loss or Damage" means any Loss or Damage relating to the infringement on or after the Effective Date of an Environmental Law and/or any other Environmental Matter being the basis for any claim or possible claim; (i) by governmental authorities for enforcement, fines, cleanup, removal, response, remediation, or other actions or damages pursuant to any applicable Environmental Law; or (ii) by any third person, including the Parties, seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief or otherwise giving rise to Loss or Damage;

"Environmental Matters" means (i) the protection of the environment, worker health and safety and/or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any hazardous substance or waste; (ii) the manufacture, processing, distribution, use, treatment, labeling, storage, disposal, transport or handling of any hazardous substance or waste, or (iii) soil or groundwater contamination, air pollution or surface water pollution or other actual or threatened impact on the environment, worker health and safety or public welfare;

"Environmental Protection System" means any environmental protection system used by Supplier in connection with the provision of the SUMF Items, including without limitation, waste water treatment plant (which includes the biotreater unit), and all pipes, drains, channels, conduits, sumps and other items, plant or machinery connected with or associated with such system;

“Euro”, “EURO”, “EUR” or “€” means Euro, the lawful currency used in relevant EU member states, members of the Euro Zone;

"Financial Reporting Accounts" means those books and records maintained by the Supplier for financial reporting to the Supplier's parent company(ies) or corporate headquarters, which shall be maintained in accordance with generally accepted accounting principles and which shall be applied on a consistent basis;

"Firm Capacity Reservation" means the maximum aggregate volume of a SUMF Item to be supplied as of the Effective Date, to Purchaser’s BERI business, under this Agreement as specified in the appropriate Schedule and Sub-schedule for the relevant SUMF Item;

"Force Majeure" has the meaning given to this term in Article 18.4;

"Gross Negligence" means a failure to perform a duty of care in reckless disregard of the reasonably foreseeable consequences (as distinguished from a mere failure to exercise ordinary care) which affects the life or property of another;

"HSSE" means safety, security, occupational health, and environmental protection;

“Indemnified Party” means a Party and its Affiliates and their respective officers, directors, employees, agents, successors, and permitted assigns that are entitled to be indemnified by Indemnifying Party as further set out in Article 9;

“Indemnifying Party” means a Party that is indemnifying the Indemnified Party as further set out in Article 9;

“Inflation Index” means either the Producer Price Index (PPI), the Consumer Price Index (CPI) or the Labour Price Index (LPI) as set out by the “Centraal Bureau voor de Statistiek” in the Netherlands and as further laid out in the relevant Schedules;

"Interest Rate" means a percentage equal to the base lending rate of the bank specified in Schedule 1 plus one point five percent (1.5%) p.a.;

"Invoice Dispute Notice" has the meaning given to this term in Article 7;

"Joint Operating Committee" means the operating committee, composed of the Purchaser's Representatives and the Supplier's Representatives which shall manage the operation of the Agreement, the overall effectiveness and the supply of SUMF Items in an effort to ensure the smooth and efficient operation of the Agreement and to enable possible opportunities for improvement. The establishment, composition, roles and responsibilities of this committee are set out in Schedule 5;

"Legal Requirements" means all applicable and relevant laws and regulations;

"Liability" includes all and any claims, liabilities, costs, damages, expenses, fines and penalties;

"Loss or Damage" means any loss or damage or injury of whatever nature, to life or Property, including without limitation, personal injury, disease and death;

"Meter" means the meter or other appropriate measuring device located at or near the Delivery Point to measure or verify the quantity for the relevant SUMF Item;

"New Annual Plan and Budget" has the meaning set forth under Article 8;

"Overheads" means, without duplication of any Direct Site Cost, in relation to each SUMF Item, an equitable allocation of the fixed costs incurred at the Site related to management and operation of the Site that are not specifically attributable to a certain plant at the Site (without mark-up or profit factor, except in accordance with Article 6.4(F)), including the following (where they are not provided as separate SUMF Items): Site management and general services; security and protection of HSSE; taxes (without prejudice to, or duplication of, Article 5.2);

Overheads shall not include any allocated costs of corporate services, unless incurred for specific services in the same manner as Third-Party services, such as tax, legal or other services and shall not include the fees paid to the Supplier's parent company(ies) or any other Affiliate, division, business unit or headquarters as a share of corporate overhead;

For the avoidance of doubt, Overheads shall not include charges for the depreciation or amortization of SUMF Assets and any other costs that Supplier or any of its Affiliates is required to bear under any other agreement between Supplier or any of its Affiliates and Purchaser or any of its Affiliates and permitted assigns. These charges and costs shall be borne in accordance with the terms of such agreements;

"Party" or "Parties" means the Supplier and/or the Purchaser as the case requires, their successors and permitted assigns;

"Pernis Lease" means the Amended and Restated Agreement of Sub-Lease (Pernis) dated effective November 1, 2000, which has been entered into between Supplier and Hexion Pernis Lease B.V. (an Affiliate of the Purchaser and successor in interest of Shell Epoxy Resins Nederland B.V., solely with respect to the BERI portion of the Site pursuant to that certain Partial Assignment & Extension of the Amended and Restated Agreement of Sub-Lease (Pernis) dated as of the Effective Date of this Agreement, among Supplier, Hexion Pernis Lease B.V. and Hexion VAD B.V., which transferred the interest in the VAD portion of the Site to Hexion VAD B.V.) ;

"Plant" means the BERI plant owned and operated by the Purchaser described in Attachment 1 to Schedule 1 situated at the Site which includes the AC/ECH Unit;

“Planned Shutdown(s)” has the meaning ascribed to it in Article 17;

"Pre-Contractual Statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement other than the Environmental Agreement;

“Price Formula(e)” means the formula(e) used for the calculation of fees, invoiced on a monthly basis, to the Purchaser and which shall constitute the SUMF Charges for the SUMF Items as further defined under Article 6.3 and Schedule 6.3;

"Property" means, in relation to each Party, the plants, buildings and other improvements, land and/or other real property interests, fixtures, equipment, inventory, finished product, vehicles and other tangible personal property interests owned or leased by a Party that are now or in the future located within the Site or, in relation to the Supplier, elsewhere if used to provide SUMF;

"Purchaser's Representative" means the function or position of the relevant person named from time to time as being the Purchaser's representative in Schedule 1 and any successor to that position as notified in accordance with Article 27.2;

"Reasonable Actions" when used in the context of actions to be taken, means efforts that would ordinarily be taken by a business person in the applicable industry were he in the position under this Agreement of being the supplier of SUMF Items or the Purchaser of such SUMF Items, whichever shall be relevant;

“Requiring Party” has the meaning ascribed to it in the “Commercially Reasonable” definition;

“Schedules or Schedule” means the schedules or any schedule to this Agreement;

“Sub-schedule or Sub-schedules” means the sub-schedules or any sub-schedule to the Schedules to this Agreement;

"Shell's HSSE and Technical Standards" means those standards as defined and applied from time to time by the Royal Dutch/Shell group of companies for services and operations at the Site; The standards and audit procedures described in the following HSSE management systems shall be complied with:

(a)	The Shell HSSE Control Framework

(b)	The Shell Process Safety Fundamentals

(c)	The Shell Life Saving Rules

(d)	The Supplier’s (SNR) site HSSE policies;

“Site Usage Fee” means a flat fee, invoiced on a monthly basis to the Purchaser and which shall constitute the SUMF Charges for the SUMF Items as further defined under Article 6.1. and Schedule 6.1., as may be adjusted by mutual agreement of the Parties for material changes from time to time as permitted in the relevant Schedules or Sub-schedules. The monthly invoice amount shall be the agreed lump sum annual fee (which includes Overheads for all SUMF Items (except Price Formulae based SUMF Items), and is subject to annual adjustment based on the Inflation Index) divided by 12;

“Specifications” means the agreed specifications stipulated for each relevant SUMF Item in the relevant Schedule, as may be amended from time to time, by written agreement of both Parties;

"Site" means the plot of land, known as “Pernis-site”, located at Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands, leased by the Supplier from the Port of Rotterdam;

"Sole Supplier SUMF" means the supply of SUMF Items which cannot be terminated by the Purchaser or the Supplier except by way of termination of this Agreement as a whole;

"Steering Committee" means a steering committee consisting of senior representatives of the Purchaser and the Supplier at the Site (for the Supplier the Site General Manager or a delegated person from the Site leadership team and for the Purchaser a person with similar seniority) and which has responsibilities beyond the daily operation of the Plant. The steering committee shall discuss any matters of a general nature and any matters which are fundamental to the performance of this Agreement pursuant to its terms. The establishment, composition, roles and responsibilities of this committee are set out in Schedule 5;

“Strategic Acquirer” means a type of acquiring entity that currently operates in the same or similar industry or business as the target company, and which acquires with the intention of integrating such target company into its existing business or operations with a goal of long-term return on investment tied not only to operation of the target company, but by realizing synergies through its integration into the acquirer’s existing business.  For purposes of this definition “Strategic Acquirer” does not include financial sponsors such as private equity or hedge fund purchasers, or the entity vehicles they utilize to acquire the target company;

"SUMF" means the site services, utilities, materials and facilities to be supplied under this Agreement;

"SUMF Assets" means those assets (including all ancillary equipment specifically attributable to these assets and excluding common facilities used for other purposes) of the Supplier directly or indirectly used in the provision of SUMF;

"SUMF Charge(s)" or "Charge(s)" means the charge(s) to be paid by the Purchaser to the Supplier for each SUMF Item in accordance with Article 5 and Article 6;

"SUMF Item(s)" or "Item(s) of SUMF" has the meaning ascribed to it under Article 4;

"Supplier's Representative" means the function or position of the relevant person named as being the Supplier's Representative in Schedule 1 and any successor to that position;

“Supplier’s Cost Accounting Practices” means the cost accounting practices of Supplier referenced under Schedule 3;

“Tax” means all forms of taxation, duties, levies, imposts and other similar impositions of any jurisdiction (whether central, regional or local), and any payment which a Party may be or become bound to make to any tax authority as the result of the operation of any enactment or other law relating to any of them or resulting from failure to comply with the provisions of any law relating to any of them;

"Third-Party" means any person or company other than the Supplier, the Purchaser or their respective Affiliates;

“Third -Party Claim” means any claim for Loss or Damage initiated by a Third Party against an Indemnified Party;

“True-Up Amount” means the amount resulting from the Annual True-Up Process, which will be added to the following year’s Annual Plan and Budget, as further described in Article 8;

“USD” or “US$” or “US Dollar(s)” or “Dollar(s)” means US Dollar, the lawful currency of the United States of America;

"User" or "Users" means any company, entity, division, or business unit (including divisions and business units of the Supplier and its Affiliates) to which SUMF or its equivalent is furnished by the Supplier or any of its Affiliates at the Site;

“VAD” means Hexion VAD B.V.’s (an Affiliate of Purchaser) versatic acids and derivatives business as operated by it within the Site;

"Variable Costs" means those operating costs incurred at the Site by the Supplier in providing SUMF which vary primarily based on consumption, usage or production and which are reconcilable with the cost accounting system of the Supplier existing as of the Effective

Date and as from time to time modified by the Supplier (if applied to the entire Site), including the costs of air, cooling water, electricity, fuel, nitrogen, process materials, steam and applicable taxes, but not depreciation; and

"Willful Misconduct" means an intentional act or omission which is in disregard of (a) a known risk or a risk so obvious that it cannot be said one were truly unaware of it and (b) a risk so great that it is highly probable that harm will follow.

ARTICLE 2: INTERPRETATIONS

2.1    In this Agreement, unless otherwise specified:

(A)	references to Articles and Schedules are to Articles of, and Schedules to, this Agreement;

(B)	use of any gender includes the other genders;

(C)	references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)
references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	references to "USD" and "EURO" are to United States Dollars, and the single currency of the European Union, respectively;

(F)	any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight;

(G)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

(H)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(I)	references to the Purchaser shall be deemed to include its successors and assigns and references to the Supplier shall be deemed to include its successors and assigns;

(J)	a reference to this "Agreement" or any other agreement or document shall be construed as a reference to it as amended, modified or novated from time to time.

2.2	The table of contents and headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

2.3
In the event of a conflict between the terms and conditions set out in the main body of this Agreement and any of the Schedules or Sub-schedules, the relevant Schedule or Sub-schedule shall prevail, in relation to that Schedule, unless expressly stated otherwise in this Agreement.

2.4
Purchaser and Supplier acknowledge that (notwithstanding any provision to the contrary in this Agreement), the provisions of Section 10.3 of the Environmental Agreement shall apply as between any Seller Indemnified Party (as defined in the Environmental Agreement) and SER Indemnified Party (as defined in the Environmental Agreement) and any Person (as such term is defined in the Environmental Agreement) to whom a transfer or assignment is made in accordance with Section 11.1 of the Environmental Agreement. Any obligation or liability of any SER Indemnified Party, including Purchaser, or Seller Indemnified Party, including Supplier, under this Agreement shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement. Further, Supplier acknowledges that, pursuant to its rights under Section 11.1 of the Environmental Agreement and a separate Agreement of Assignment of even date herewith, Hexion Inc. (as successor-in-interest to SER) has assigned its rights and obligations under the Environmental Agreement, as they relate to the BERI business at the Site, to Purchaser and the Purchaser has accepted the assignment of such rights and obligations and has assumed all of Hexion Inc.’s (as successor of SER) rights and obligations under the Environmental Agreement as they relate to the BERI business at the Site as set forth in such Agreement of Assignment. This Agreement in no way limits, expands, alters or otherwise modifies the terms of the Environmental Agreement, and the provisions of the Environmental Agreement prevail over any conflicting provisions in this Agreement.

ARTICLE 3: OBJECT AND SCOPE

Subject to Article 8.7 and Article 18, the Supplier agrees to supply to the Purchaser and the Purchaser agrees to purchase from the Supplier the SUMF Items described herein under the terms and conditions set out in this Agreement. Except as otherwise provided in this Agreement, the Purchaser may purchase the amounts of each SUMF Item up to its Firm Capacity Reservation until termination of the supply of such SUMF Item in accordance with the provisions of this Agreement or the relevant Schedule. Upon entrance into this Agreement, the Prior SUMF Agreement shall terminate and be of no further force or effect.

ARTICLE 4: SUMF ITEM(S) OR ITEM(S) OF SUMF

4.1
The SUMF Items (which cover the supply of utilities and the provision of services) to be supplied or performed by the Supplier to/for the Purchaser, under this Agreement are listed under the relevant Schedules and Sub-schedules to this Agreement.

4.2
A description and, where appropriate, the specific provisions for each SUMF Item (such as technical Specifications, Firm Capacity Reservation, tolerance, category of SUMF, measurement, Delivery Point, delivery terms, the SUMF Charges, specific termination notices, specific exclusions and limitations, if any, on consumption and supply, interval of efficiency discussions, Meters), and such other details as this Agreement may require or as the Parties may agree, of each SUMF Item are set out in the relevant Schedule and Sub-schedule.

4.3
If the Purchaser or the Supplier subsequently wishes to change the nature, quantity or type of any SUMF Item provided hereunder, the other Party shall use reasonable efforts to accommodate such request but with no obligation to make such change. Article 10.4 provides the Purchaser's right to reduce its Firm Capacity Reservations for certain SUMF Items.

4.4	Title to and risk of loss of a relevant SUMF Item shall pass from the Supplier to the Purchaser at the Delivery Point(s) specified in the relevant Schedule and Sub-schedule.

4.5
The Supplier makes no representations or warranties express or implied with respect to any SUMF Items except as expressly set forth in this Agreement. No representation or warranty shall be implied under this Agreement or at law, including but not limited to, any warranty as to merchantability or any warranty as to fitness for a particular purpose in relation to any relevant SUMF Item. The Supplier provides no warranty as to the performance of any computer system, digital device and any component thereof. The Purchaser acknowledges that except as expressly set forth herein, no representations or warranties are being made herein and releases and relieves the Supplier from and hereby waives any such other representations or warranties.

4.6	In the performance of their obligations under this Agreement the Parties shall act in good faith and in substantial compliance with all applicable laws.

ARTICLE 5: SUMF CHARGES

5.1
In consideration of the supply of the SUMF Items by the Supplier to the Purchaser, as provided herein, the Purchaser shall pay the Supplier the SUMF Charges as specified in Article 6. In no event, shall SUMF Charges include any costs charged to Purchaser under any other agreement between the Purchaser and the Supplier or any of the Affiliates of the Supplier.

5.2
The Purchaser shall be responsible for any existing or future sales tax, use tax, value added tax, environmental tax or other governmental charge or tax (other than taxes measured by income) levied or imposed on the Supplier with respect to any SUMF Items consumed by the Purchaser and which shall be charged to the Purchaser as separate line items in the invoices. The Purchaser shall also bear its proportionate share of any increase in the cost of providing a SUMF Item which results from a change in law. The charges to be paid by Purchaser under this Article 5.2 shall be without duplication to the charges set forth in the Schedules and Sub-schedules and Article 5.1.

ARTICLE 6: CATEGORIES OF SUMF CHARGES

The SUMF Charges shall be calculated on the basis of the following principles:

6.1	SUMF Charges calculated on the basis of the Site Usage Fee:

The Purchaser shall pay the SUMF Charges on the basis of the Site Usage Fee for the SUMF Items set out under Schedule 6.1. Despite the Effective Date of this Agreement, the SUMF Charges on the basis of the Site Usage Fee for the SUMF Items set out under Schedule 6.1 shall be calculated for the first year of this Agreement beginning January 1, 2018.

6.2	SUMF Charges calculated on the basis of the Cost Structure Fee:

The Purchaser shall pay the SUMF Charges on the basis of the Cost Structure Fee for the SUMF Items set out under Schedule 6.2. Despite the Effective Date of this Agreement, the SUMF Charges on the basis of the Cost Structure Fee for the SUMF Items set out under Schedule 6.2 shall be calculated for the first year of this Agreement beginning January 1, 2018.

The Cost Structure Fee paid by the Purchaser shall cover:

(i)	its share of Variable Costs for each SUMF Item based on the Purchaser's actual consumption of such SUMF Item;

(ii)
its share of Direct Site Costs for each SUMF Item based on the fraction equal to the Purchaser's actual use of such SUMF Item compared to the total Site usage of such SUMF Item or the other relevant allocation key or keys specified in Schedule 6.2; and

(iii)	the capital charge, depreciation charge and capital improvements charges specified in the relevant Sub-schedules of Schedule 6.2.

6.3	SUMF Charges calculated on the basis of Price Formulae:

The Purchaser shall pay the SUMF Charges on the basis of the Price Formulae for the SUMF Items set out under Schedule 6.3. Despite the Effective Date of this Agreement, the SUMF Charges on the basis of the Price Formulae for the SUMF Items set out under Schedule 6.3 shall be calculated for the first year of this Agreement beginning January 1, 2018.

6.4	Where SUMF Charges are to be calculated on the basis of the Cost Structure Fee, the following shall apply:

(A)	[Intentionally omitted]

(B)
For the avoidance of doubt, wherever and to the extent the Supplier enjoys a pension fund contribution holiday, the Purchaser will share in the benefit of such holiday only until the date when the Supplier resumes contributions to the pension fund at which point the pension fund contributions for the relevant employees shall be included in the Direct Site Costs.

(C)
Costs will be ascertained and charged pursuant to the Supplier's Cost Accounting Practices which the Supplier represents are used for, or are directly reconcilable with, its Financial Reporting Accounts. A summary of the Supplier's Cost Accounting Practices for its Financial Reporting Accounts is attached hereto in Schedule 3. The Supplier may modify the Supplier’s Cost Accounting Practices for its Financial Reporting Accounts from time to time in the normal course of business in conformity with generally accepted accounting principles; but in all events, after the Supplier has permitted the Purchaser to review, and has consulted with the Purchaser as to, such modification.

Notwithstanding the foregoing, the Supplier shall not make any modification to its cost accounting practices unless (i) it is for a legitimate business purpose not designed solely to increase SUMF Charges to the Purchaser or to Users generally and (ii) it does not have a discriminatory economic effect on the Purchaser relative to other Users except as may be permitted in this Agreement or as may be implemented to correct errors. The cost of any component of SUMF Items procured by Supplier through a Third-Party shall be passed through to Purchaser at Supplier's cost plus an allocation and charge for any applicable Overheads. The Parties expressly acknowledge that any Dispute pursuant to this Article 6.4(C) is subject to the provisions of Article 19.

(D)
The Purchaser shall not be responsible for any termination costs resulting from the Supplier's fixed cost reduction efforts in response to a reduction or termination of demand by any User other than the Purchaser except to the extent that the Purchaser benefits from the reduction efforts, in which case the Purchaser shall bear its proportionate share of the costs up to, but not in excess, of the benefit derived, but less any amount of such termination costs covered by the User whose reduction or termination gave rise to the cost reduction efforts, to the extent such amount exceeds such User’s proportionate share.

Conversely, the Purchaser shall pay the reasonable personnel termination costs (including those actuarially determined) determined in accordance with Article 10.9, which result from the Supplier's cost reduction efforts in response to a permanent or long-term reduction by the Purchaser of a SUMF Item; with the exception, however, that the foregoing shall not be applicable to the permanent or long-term reduction or termination of the waste water treatment plant (which includes the biotreater unit), pursuant to Article 10.7, or to reductions or terminations of SUMF Items in furtherance of the closure of the Purchaser’s AC/ECH Unit as cost sharing relating to such items shall be included in either the applicable notice period or liquidated damages as set forth in Article 10.7.

(E)
The Purchaser shall bear the costs of any redundancy program in accordance with Articles 10.8 and 10.9 below required as a result of any productivity improvement to a particular SUMF Item in proportion to the reduction of the relevant SUMF Charges to the Purchaser before and after the productivity improvement as compared to the reduction of SUMF Charges to all other Users before and after the productivity improvement; provided however that such costs to be paid by Purchaser shall not exceed such reduction in SUMF Charges realized by Purchaser.

(F)
If under applicable tax or other laws, the Supplier must charge a mark-up or profit factor with respect to any SUMF Charge, or, alternatively, if a profit factor is imputed under applicable tax or other laws, the Parties shall, in good faith and with the view to minimising the financial impact of such mark-up or profit factor on the Purchaser, discuss and agree to such revision to the SUMF Charge as will ensure compliance with the relevant tax or other laws. Any failure by the Parties to reach agreement on the revision to be made shall constitute a Dispute.

(G)
Unless the Parties agree otherwise, the Parties shall keep accurate books and records of their activities relevant to this Agreement, for a period of at least two (2) years or such longer period as may be required by law.

(H)
Audit rights: To verify (i) the correctness of all invoices issued and payments made for any of the two previous calendar years (“Y-2” and “Y-1”) and/or (ii) to verify the implementation of the Supplier's Curtailment procedures during such two previous calendar years, and/or (iii) to verify the other Party's meter readings registered during the two previous calendar years, and/or (iv) to verify compliance with the Supplier’s Cost Accounting Practices as specified in Schedule 3, a Party shall have the right (but no more than once) in a calendar year Y, to commence an audit via a mutually agreed-upon and jointly appointed independent accounting firm of international repute.

The audit shall take place upon at least sixty (60) days prior written notice from the Party seeking the audit and preferably during the month of September of the relevant calendar “year Y”. Such notice shall provide which of the 4 above areas the audit should cover and for which SUMF Items, and shall also refer to an independent accounting firm of international repute, which the Party seeking the audit recommends. Once the audit notice is received, the Parties shall promptly meet to discuss the accounting firm recommendation made by the Party seeking the audit and they shall mutually agree upon such independent accounting firm of international repute or another mutually agreed upon independent accounting firm of international repute. Once the independent accounting firm is agreed-upon, the Parties shall inform such accounting firm about their agreement to mutually appoint the firm, the areas the audit should cover and they shall request the name of such accounting firm’s appointed representatives which will be in charge of conducting the audit activities.
The purpose of the audit is to review all documentary evidence and supporting documentation (e.g. detailed breakdowns of the cost categories referenced under Schedule 3) and the underlying explanation of allocation methodology, other billing calculations and meter readings used to calculate the SUMF Charges invoiced during the years Y-2 and Y-1 with the purpose of verifying (inter alia):

(a)    that the calculation and allocation of costs during the years Y-2 and Y-1 is fair and equitable from an accounting perspective; and
(b)    that all actual costs during the years Y-2 and Y-1 have been reasonably, necessarily and properly incurred in conformity with the requirements of the SUMF Agreement.

Any such audit shall be pursued diligently and completed no later than ninety (90) days after its commencement. The Party being audited shall comply with all reasonable requests for information or access in a timely manner and shall cooperate in a Commercially Reasonable manner with the Requiring Party and the jointly appointed independent accounting firm. If the Requiring Party reasonably believes the Party being audited is not cooperating in a Commercially Reasonable manner, it shall notify the Party being audited accordingly and the Parties shall meet and discuss in good faith to determine what additional information is required. If required, the ninety (90) day timeline to complete the audit shall be extended for such reasonable time for the auditing Party to complete its audit once the Party being audited provides the additional required information.

The Parties shall provide the jointly appointed independent accounting firm with the necessary data and explanations for the years Y-2 and Y-1 reasonably necessary for the calculation of the SUMF Charges and the basis therefor.

The Requiring Party undertakes to procure that the jointly appointed independent accounting firm is bound by obligations of confidentiality at least as strict as those set out in Article 12.

Any audit report produced by the jointly appointed independent accounting firm shall be provided to both Parties, shall state the results of the aforementioned audit, and shall become the final, binding determination as to the matters addressed therein. If such audit report reveals that errors have been made and that a Party was overcharged or undercharged by an amount in aggregate equal to or greater than Euro 50,000 the report shall state the nature, amount and consequences of such error(s) together with such additional information as is reasonably necessary to explain the genesis of those errors and to enable the Parties to avoid recurrence thereof.

Any refund of an overpayment or payment of an additional amount shall be made within 28 days following the provision by the jointly appointed independent accounting firm of its report and shall include interest at the Interest Rate for the time period commencing when the overpayment was made or the underpayment amount would otherwise have been due and ending on the date of any refund or additional payment in consequence of the audit. A Party’s failure to make any requisite payment relating to an overcharge or undercharge within the 28 days period shall constitute a breach or default of this Agreement.

In the event of an overcharge equal to or greater than EUR 50,000 or its equivalent in local currency, the audit costs will be for the account of the Supplier, unless the overcharge is attributable to an error or errors relating to the metering equipment owned by the Purchaser.

In the event of an undercharge equal to or greater than EUR 50,000 or its equivalent in local currency, the audit costs will be for the account of the Purchaser, unless the undercharge is attributable to an error or errors relating to the metering equipment owned by the Supplier or its Affiliate.

In all other circumstances (i.e. overcharge or undercharge lower than EUR 50,000), the audit costs will remain for the account of the Requiring Party.

All invoices issued and payments made during the years Y-2 and Y-1, the implementation of the Supplier's Curtailment procedures during such Y-2 and Y-1 years, and all meter readings registered during such Y-2 and Y-1 year are deemed to be final and correct and cannot be further challenged, other than as part of the Annual True-Up Process, if a Party fails to provide notice of the exercise of its right to conduct the aforementioned audit for the relevant years Y-2 and Y-1 during the calendar year Y.

ARTICLE 7: PAYMENT TERMS

7.1	The Purchaser shall pay the SUMF Charges in the currency specified in Schedule 1.

In no event shall either Party be entitled to set off or reduce any payments due and owing to the other Party under this Agreement by any amount which the first Party claims are owed to it by the other Party pursuant to any other agreement between the Parties.

7.2    Unless otherwise set out in the relevant Schedules, the provisions set out below apply:

(A)	Beginning on January 1 of each year, the SUMF Charges shall be invoiced in the amounts as calculated in accordance with Article 6 and based on the Annual Plan and Budget for such year.

(B)
The quantities of the SUMF Items delivered in the month of delivery shall be those quantities delivered or received from 00:00 hrs the first (1st) day of the month of delivery to 24:00 hrs the last day of the month of delivery.

Within the first five (5) Business Days of the month following the month of delivery, the Supplier shall issue and send proper invoices and detailed statements to the Purchaser for the SUMF Charges of the quantities of each of the SUMF Items delivered to the Purchaser during the month of delivery. If the Supplier fails to furnish such proper invoices and detailed statements within such five (5) Business Days period, the Purchaser may defer payment to the next following calendar month without incurring any penalty or liability. The invoices and statements shall be broken down in sufficient detail to indicate the SUMF Charges for each SUMF Item supplied during the period in question. The SUMF Charge for each SUMF Item shall in turn be broken down in sufficient detail as the Purchaser may reasonably request and as the Supplier can reasonably provide in accordance with Commercially Reasonable efforts.

(C)
The Purchaser shall pay each invoice on or before the last day of the month of issue of the relevant invoice (“Due Date”). From and including the day immediately following the Due Date, interest will accrue on the undisputed invoice amount at the Default Rate.

(D)
If the Purchaser disputes an amount invoiced for SUMF Charges, by issuing a notice to dispute an invoice (“Invoice Dispute Notice”), the Purchaser may withhold from payment the portion of any amount that is disputed and the Purchaser shall, within forty-five (45) Business Days of the date of receipt of the relevant invoices, send to the Supplier a written Invoice Dispute Notice containing the reason(s) in sufficient detail why the Purchaser considers the SUMF Charges not to be due.

•
Within thirty (30) Business Days after receipt of the Invoice Dispute Notice, the Supplier shall advise the Purchaser of its position with respect to the Invoice Dispute Notice and, shall invite the Purchaser to meet to discuss the Dispute.

•	The Purchaser shall then within thirty (30) Business Days either accept the Supplier’s response or give written notice to the Supplier that the Purchaser continues to dispute such invoice.

•
Upon receipt by the Supplier of Purchaser’s notification that he continues to dispute the invoice, the Parties shall in good faith attempt to resolve the Dispute with respect to the invoice as expeditiously as possible and they shall meet within thirty (30) Business Days after the date of receipt by the Supplier of aforementioned notification from the Purchaser.

•
If in consequence it is determined and agreed that any part of the disputed amount was properly due, the Purchaser shall pay to the Supplier the amount due plus the Interest Rate from the date the amount ought to have been paid. Where the Purchaser elects to make payment of such disputed amount, and it is determined and agreed that any part of the disputed amount was not properly due, the Supplier shall refund the relevant amount to the Purchaser plus the Interest Rate from the date the amount was originally paid to the Supplier.

•
If the Parties fail to resolve the Dispute within thirty (30) Business Days after the date when the Parties met, the Dispute shall be submitted for resolution in accordance with the principles set out in Article 19.

(E)
Any refund of any invoice amount, or payment of any disputed invoice amount, shall be promptly made following the determination as aforesaid and shall include interest at the Interest Rate based on the actual number of days elapsed from the due date of the original invoice to the date such refund or additional payment is received by the Party concerned.

(F)
The Supplier shall provide the Purchaser with a quarterly report on variations from the Annual Plan and Budget no later than thirty (30) days from the end of the relevant quarter. In the event of a difference between the Annual Plan and Budget and actual results exceeding the total Annual Plan and Budget by more than 3% for the SUMF Item in question or by more than a 3% change in any tariff with respect to the SUMF Item in question or the equivalent in local currency of EUR 50,000, whichever is the greater, the Supplier shall inform the Purchaser accordingly about the latest variations estimates and consult with the Purchaser and provide relevant explanations for such differences. The Parties will discuss which actions, if any, are to be taken with respect to such differences.

ARTICLE 8:	ANNUAL FORECAST; ANNUAL PLAN AND BUDGET; TRUE UP PROCESS; CURTAILMENT

8.1	Annual Forecast

For operational forecast purposes only, unless the Purchaser otherwise submits to the Supplier on or before 1st June in each calendar year a non-binding annual forecast of its quarterly volume requirements set out on a month by month basis for each SUMF Item for the forthcoming calendar year and estimates of its volume requirements for each SUMF Item for the following three (3) calendar years, the Supplier shall use the prior year's volume forecast for SUMF Items and estimates of volume requirements for the forthcoming year and three (3) subsequent years. The Purchaser shall update any such forecast on or before September 1st of each year to provide its actual forecast.

8.2	Annual Plan and Budget

Not later than 90 days before the commencement of each calendar year beginning after the Effective Date, the Supplier shall prepare and submit to the Purchaser for approval a good faith draft operational forecast of the SUMF Charges (the "Draft Annual Plan and Budget") for the following calendar year taking into full account the forecast data provided to the Supplier by the Purchaser.

8.3
Following receipt by the Purchaser of the Draft Annual Plan and Budget, the Parties shall consult and shall each use all reasonable endeavors to reach agreement thereon. Upon the approval of both Parties, the draft Annual Plan and Budget becomes the new Annual Plan and Budget (the “New Annual Plan and Budget”).

8.4
If the Draft Annual Plan and Budget is not approved prior to the commencement of the calendar year to which it relates the unapproved draft Annual Plan and Budget, shall be used until the New Annual Plan and Budget is approved.

8.5
If Parties fail to come to an agreement on the New Annual Plan and Budget by the 60th day from the commencement of the relevant calendar year the matter shall be referred for resolution in accordance with Article 19.

8.6	Annual True-up Process for the SUMF Items set out under Schedules 6.2 and 6.3

No later than 90 days (unless mutually agreed otherwise), after the start of a calendar year Y, the Supplier shall submit to the Purchaser, the True-Up Amount.
The Parties shall discuss and agree on the True-Up Amount for year Y-1 no later than 180 days after the start of calendar year Y.
If the Parties fail to come to an agreement on the True-Up amount by the end of the 180 days period referenced above, the matter shall be referred for resolution in accordance with Article 19. Notwithstanding the foregoing, if the Parties are unable to agree on the True-Up Amount by the end of the 180 days period referenced above, Purchaser may initiate an audit as set forth in Article 6.4(H) to verify the accuracy of the True-Up Amount instead of referring the matter for resolution in accordance with Article 19.

The agreed True-Up Amount for year Y-1, shall be used by the Supplier when preparing the Draft Annual Plan and Budget for the year Y+1 and is added to the budget amount calculated for year Y+1. Changes to the True-Up Amount submitted by the Supplier and to be used temporarily until the Parties agree on, or an auditor determines, a final approved True-Up Amount will be spread over the remainder of the year Y+1.

If the True-Up Amount for year Y-1 is not agreed by no later than 90 days before the commencement of calendar year Y+1, then the unapproved True-Up Amount submitted by the Supplier shall be used for the purpose of the New Annual Plan and Budget for year Y+1 and corrections shall be applied as soon as the Parties have agreed to, or an auditor determines, the final approved True-Up Amount.

The foregoing process shall be referred to herein as the “Annual True-Up Process” and any resulting amount included in the following year’s Annual Plan and Budget the “True-Up Amount.”

8.7	Curtailment

In the event that any SUMF Items are not available at the planned volume rates for any reason whatsoever, the Supplier shall implement the then current Curtailment procedures, referenced under Schedule 4, followed by the Supplier. Unless otherwise provided in any Schedule hereto, such Curtailment procedures will be based upon the following priorities, provided that the interests of the Purchaser are treated fairly: (i) safety; (ii) minimizing adverse environmental impact; and (iii) sustaining the operations of the Site as a whole.

The Supplier shall have the right to impose Curtailment selectively based upon the foregoing considerations regardless of the cause of the Curtailment and without liability. However, nothing in this Article 8 shall permit the Supplier to curtail any SUMF Item based upon its business considerations. Purchaser may allocate such curtailed SUMF Items among Purchaser's operations as Purchaser determines in its sole discretion, subject to the operational or HSE constraints of Supplier.

If reasonably possible, the Supplier shall advise the Purchaser of any impending Curtailment and the Parties shall cooperate to avoid or mitigate the effects of such Curtailment in an economically efficient manner.

ARTICLE 9: LIABILITY AND INDEMNITY

9.1     Loss and Damage to Assets and Employees.

A.
Other than Loss or Damage covered by the Environmental Agreement, each Party shall be responsible for any Loss or Damage to such Party’s Property (including any SUMF Asset) arising out of or resulting from the performance or nonperformance of this Agreement, except to the extent such Loss or Damage arises out of or results from the Gross Negligence or Willful Misconduct of the other Party.

B.
Other than Loss or Damage covered by the Environmental Agreement, each Party shall be responsible for any Loss or Damage to any Employee or Contractor of such Party arising out of or resulting from the performance or nonperformance of this Agreement, except to the extent such Loss or Damage arises out of or results from the Gross Negligence or Willful Misconduct of the other Party.

C.
Other than Loss or Damage covered by the Environmental Agreement, each Party waives and releases the other Party from and against any and all Liability to such Party for Loss or Damage to such Party’s Property (excluding any SUMF Asset to the extent set forth in Article 14) and any Employee or Contractor of such Party arising out of or resulting from the simple negligence (but not the Gross Negligence or Willful Misconduct) of the other Party.

9.2     General Indemnification.

Other than Loss or Damage covered by the Environmental Agreement, each Party, as Indemnifying Party, shall indemnify, defend, and hold harmless the Indemnified Party from and against any and all Loss or Damage asserted against, resulting to, imposed upon, or incurred by the Indemnified Party arising out of or resulting from the following:

A.
any and all Loss or Damage to any of Indemnifying Party’s Employees or Contractors arising out of or resulting from the performance or nonperformance of this Agreement, other than any Loss or Damage arising out of or resulting from Indemnified Party’s Gross Negligence or Willful Misconduct;

B.
any and all Loss or Damage to any of Indemnified Party’s Employees or Contractors arising out of or resulting from Indemnifying Party’s Gross Negligence or Willful Misconduct in connection with the performance or nonperformance of this Agreement;

C.
any and all Loss or Damage to any of Indemnified Party’s Property (including any SUMF Asset) arising out of or resulting from Indemnifying Party’s Gross Negligence or Willful Misconduct in the performance or nonperformance of this Agreement;

D.
any and all Loss or Damage arising out of or resulting from any Third-Party Claim (other than a Third-Party Claim arising out of or resulting from Loss or Damage to any of either Party’s Employees or Contractors) arising out of or resulting from Indemnifying Party’s fault or negligence in the performance or non-performance of this Agreement, other than any Loss or Damage arising out of or resulting from Indemnified Party’s Gross Negligence or Willful Misconduct.

9.3 Limitations.

A.
Indemnifying Party shall not be obligated to pay for any Loss or Damage under this Article 9 (other than for Third-Party Claims) until the amount of such Loss or Damage for that claim exceeds a threshold, in the aggregate, of one-hundred thousand Euro (€ 100,000), in which event Indemnifying Party shall pay or be liable for all such Loss or Damage from the first Euro. The Threshold shall be adjusted annually on January 1 to compensate for inflation as reflected in the Inflation Index.

B.
Notwithstanding anything to the contrary in this Agreement, Indemnifying Party shall not be obligated to indemnify, defend, or hold harmless Indemnified Party against any Indemnification Claim pursuant to Article 9.2. (whether a direct claim or a Third-Party Claim) if such Indemnification Claim or corresponding Loss or Damage arises out of or results from Indemnified Party’s Gross Negligence or Willful Misconduct.

C.
Except for Claims under the Environmental Agreement, the Indemnified Party must submit to the Indemnifying Party any claim pursuant to Article 9.2. (whether a direct claim or a Third-Party Claim) within three (3) years after the date on which the Indemnified Party had or should have had knowledge of any Loss or Damage, Third-Party Claim, or discovery of facts or circumstances upon which Indemnified Party could base a claim under Article 9.2.

D.
For the avoidance of doubt, Indemnified Party must make a claim under Article 9.2. within such three (3) year period, after which time, the Indemnified Party waives any such Indemnification Claim, and that Indemnification Claim shall not be brought or initiated by Indemnified Party against Indemnifying Party thereafter.

E.
Without prejudice to anything to the contrary in the Agreement, a Party’s total liability to the other for any claim arising out of or in connection with the Agreement including without limitation for breach of contract, breach of warranty, breach of statutory duty, or tort, shall not exceed the price of the relevant quantity of the SUMF Item if delivered (in case of supply of utilities, materials) or the price of the relevant service (in case of supply of services, facilities) if performed or if liability arises from a failure to deliver or to take delivery or to perform, the price of the relevant quantity of the SUMF Item had it been delivered (in case of supply of utilities, materials) or the price of the relevant service had it been performed (in case of supply of services, facilities). This limitation shall not apply in respect of liabilities resulting from Third-Party Claims, or from cases of fraud, Willful Misconduct and/or Gross Negligence.

F.
With respect to any SUMF Items the provision of which requires Supplier to procure utilities from a Third-Party as indicated in the relevant Schedules or Sub-schedules, Supplier’s liability to Purchaser for any Loss or Damage incurred due to Supplier’s failure to provide such SUMF Item, when and to the extent such failure is due in whole or in part to the failure of the Third-Party utility provider to perform, will be limited to the amount Supplier is contractually, or statutorily, permitted to recover from such Third-Party utility provider, without regard to the amount, if any, actually recovered by Supplier from such Third-Party utility provider. This limitation of liability shall not apply in respect of liabilities resulting from Third-Party Claims under Article 9.2 (D).

In no event shall a Party be liable to the other Party for any indirect, special, consequential or punitive cost, expense, loss or damage, including, but not limited to, loss of actual or anticipated profit or revenue, loss caused by business interruption, loss of customers, goodwill or reputation even if such cost, expense, loss or damage was reasonably foreseeable or might reasonably have been contemplated by the Parties and whether arising from breach of contract, tort (including negligence), breach of statutory duty or otherwise. This limitation of liability shall not apply in respect of liabilities resulting from Third-Party claims under Article 9.2 (D), or in cases of fraud, Willful Misconduct and/or Gross Negligence.

Each Party shall, where reasonably practicable have a duty to mitigate any loss it may suffer by reason of a breach by the other Party of any provision of the Agreement.

9.4
Sole Remedy. Article 9 sets forth the entire liability and obligations of the Indemnifying Party and the sole and exclusive remedy for the Indemnified Party for any Loss or Damage specifically covered under Article 9; Nothing in Article 9 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any Person’s fraudulent or criminal misconduct.

9.5     Indemnification Procedures.

A.
Notice of Indemnification Claims. The Indemnified Party shall promptly give written notice to Indemnifying Party after obtaining knowledge of any Loss or Damage, Third-Party Claim, or a request for indemnification under Article 9.2 (“Indemnification Notice”); provided however, that no delay on the part of the Indemnified Party shall relieve Indemnifying Party from any Liability or obligation under this Article 9 except to the extent that Indemnifying Party is prejudiced by such failure to give prompt notice. The Indemnification Notice shall contain all material information known to the Indemnified Party with respect to such Indemnification Claim, including without limitation, a description of the Indemnification Claim and the nature and amount of the related Loss or Damage (to the extent that the nature and amount of the Loss or Damage are known at the time). If the Indemnification Claim is a Third-Party Claim, the notice shall also include copies of materials submitted to Indemnified Party by the Third-Party with respect to such Third-Party Claim.

B.	Procedure for Third-Party Claims. The obligations and liabilities of each Party with respect to Third-Party Claims shall be subject to the following terms and conditions:

(i) Promptly upon receiving a written notice of a Third-Party Claim, the Indemnifying Party may elect, at its sole option, to undertake the defense thereof by outside counsel of its own choosing, which outside counsel shall be reasonably satisfactory to the Indemnified Party, by sending written notice of its election to the Indemnified Party; provided however, that if, in the Indemnified Party’s and the Indemnifying Party’s reasonable judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Third-Party Claim, or if the Indemnifying Party elects not to defend or otherwise does not promptly defend such Third-Party Claim, such Indemnified Party shall be entitled to undertake the defense of, and to compromise or settle, such Third-Party Claim on behalf, for the account, and at the risk of the Indemnifying Party, to the extent that the Indemnifying Party is determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Third-Party Claim. The written notice of the Third-Party Claim shall contain all material information known to the Indemnified Party with respect to such Third-Party Claim and shall include copies of materials submitted to Indemnified Party by the Third-Party with respect to such Third-Party Claim.

(ii) If the Indemnifying Party elects to undertake and diligently pursue the defense of a Third-Party Claim hereunder, the Indemnifying Party shall control all aspects of the defense and settlement of such Third-Party Claim and may settle, compromise or enter into a judgment with respect to such Third-Party Claim; provided that the Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party if such settlement, compromise or judgment would result in the imposition of any non-monetary liability or obligation on the Indemnified Party. If the Indemnifying Party assumes control of the defense under this Article 9, the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith and may employ, at any time, a separate outside counsel to represent it; provided however, that the Indemnified Party shall be solely responsible for the costs and expenses of any such separate outside counsel. If the Indemnified Party undertakes the defense of a Third-Party Claim hereunder, the Indemnified Party shall not settle, compromise, or enter into any judgment with respect to such Third-Party Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of Indemnifying Party, which written consent shall not be unreasonably withheld, conditioned or delayed.

(iii) The Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested records and documents of the Indemnified Party relating to any Third-Party Claim, other than documents for which the Indemnified Party has claimed or shall claim a legal privilege.

9.6    Insurance.

A.
Each Party will arrange as a minimum the insurances set out below and ensure that those insurances are in full force and effect throughout the duration of the Agreement. All such insurances will be placed with reputable and substantial insurers and for all insurances other than Employers Liability Insurance/Worker’s Compensation, to the extent a Party does not self-insure pursuant to Article 9.6 (D), and to the extent of the liabilities and obligations of a Party, will include the other Party as additional insured.

•	Employers Liability Insurance/Worker’s Compensation: USD 1 million per occurrence;

•	Motor Third-Party Liability: USD 1 million per occurrence;

•	General Liability: USD 10 million per occurrence;

•	Such further insurance as may be required by law per occurrence.

B.
To the maximum extent permitted by applicable law, all insurances required herein will be endorsed to provide, or shall otherwise provide, that underwriters waive any rights of recourse, including in particular subrogation rights against the other Party in relation to the Agreement to the extent of the liabilities and obligations of the insured Party under this Article 9.

C.	The provisions of this Article 9.6 will in no way limit a Party’s liability under the Agreement.

D.
Notwithstanding the foregoing, the Supplier shall have the right to self-insure for insurance as required pursuant to this Article 9.6(A) above, through its wholly owned, captive insurer in which case the insurance requirements above shall not apply. Further, all insurance required of Purchaser may be carried under blanket policies which may include (i) deductible levels deemed appropriate by Purchaser (for Employer’s Liability Insurance/Worker’s Compensation and Motor Third-Party Liability), or (ii) levels of self-insured retention up to Ten Million Dollars ($10,000,000) deemed appropriate by Purchaser or (iii) levels of self-insured retention greater than Ten Million Dollars deemed appropriate by Purchaser, with Suppliers consent, not to be unreasonably withheld.

E.	Each Party shall, upon request of the other Party produce the relevant insurance certificates as proof of insurance.

ARTICLE 10: TERM AND TERMINATION; REDUCTION OF CAPACITY RESERVATION; TERMINATION COSTS

10.1
This Agreement shall be of full force and effect on and from the Effective Date and shall continue for an initial term of fifteen (15) years from the Effective Date and shall be automatically renewed thereafter for extension terms of five (5) years each, unless terminated earlier as provided for in this Agreement.

10.2	Termination by the Purchaser of the Agreement in its entirety

The Purchaser may terminate this Agreement in its entirety in any of the following circumstances:

(A)
if a Bankruptcy Event occurs and is continuing in relation to the Supplier and the Supplier does not provide adequate assurances to the Purchaser within thirty (30) days of the occurrence of the Bankruptcy Event that the Supplier will continue to provide all SUMF Items to the Purchaser on the terms and conditions of this Agreement; and

(B)	without prejudice to Article 10.7, with at least twelve (12) month’s prior written notice, following the Purchaser’s notification to the Supplier of its decision to discontinue its Plant operations;

(C)	with three (3) years' prior written notice effective at the end of the initial period of fifteen (15) years or at the end of any extension period of five (5) years, as the case may be.

10.3	Termination by the Purchaser of an individual SUMF Item

Unless otherwise provided in a Schedule to this Agreement, the Purchaser may terminate this Agreement as to the supply of an individual SUMF Item at its Plant in any of the following circumstances, provided always that no supply of Sole Supplier SUMF may be terminated by the Purchaser without terminating this Agreement as a whole as to its Plant, subject to Article 10.7:

(A)
if a Bankruptcy Event occurs and is continuing in relation to the Supplier and the Supplier does not provide adequate assurances to the Purchaser within thirty (30) days of the occurrence of the Bankruptcy Event that the Supplier will continue to provide the particular SUMF Item to the Purchaser on the terms and conditions of this Agreement;

(B)
if, for reasons other than Force Majeure, a continuing material non-conforming performance occurs as to the Supplier's provision of a SUMF Item for more than thirty (30) days and the Purchaser has given the Supplier written notice of such non-conforming performance and within thirty (30) days thereafter such unsatisfactory performance has not been corrected or the Supplier has not developed and implemented a plan of corrective action reasonably satisfactory to the Purchaser to prevent the reoccurrence of such non-conforming performance;

(C)	[Intentionally Omitted]

(D)	with twelve (12) months’ prior written notice, for the termination of the SUMF Items pursuant and subject to Article 10.7;

(E)	with three (3) year’s prior written notice or such other notice period as is provided in a relevant Schedule; and

(F)
with at least thirty (30) days' prior written notice, upon the occurrence of at least three (3) Force Majeure events (other than Force Majeure events caused by "Acts of God" including Acts of God affecting any supplier or vendor to Supplier) that occur with respect to such particular SUMF Item during any twelve (12) months period.

10.4	Reduction of the Firm Capacity Reservation by the Purchaser

If the Purchaser or the Supplier requests a change in the nature, quantity or type of any SUMF Item provided hereunder, the other Party shall use reasonable efforts to accommodate such request but with no obligation to make such change. In the event of the charge for a particular SUMF Item being based upon the Purchaser's Firm Capacity Reservation, the Purchaser shall have the right with respect to such SUMF Item upon (3) years advance written notice (or such shorter period as the Parties may mutually agree) to reduce its Firm Capacity Reservation for such SUMF Item and, when reduced, to receive a pro rata reduction in the SUMF Charges that are allocated based on the Purchaser's share of the aggregate of firm capacity reservations for such SUMF Item in respect of all Users. Notwithstanding the foregoing, Purchaser shall have the right to reduce related Nominal Offtake (as defined in Schedule 6.3) by providing notice not later than as part of the Annual Plan and Budget process if Purchaser restarts or installs a boiler unit at its Plant, (boiler unit with a capacity of up to 60kt per year not currently in use as of the Effective Date). There shall be no minimum or maximum limit on the extent of the reduction except as the Supplier may require for the protection of HSSE. Termination cost (i.e. disconnection cost and redundancy cost, as the case may be) associated with the reduction of the Firm Capacity Reservation for a SUMF Item will be dealt with as if such SUMF Item were terminated and the provisions of Article 10.8 and Article 10.9 shall apply thereto (with the exception, however, that the foregoing shall not be applicable to the permanent or long-term reduction or termination of SUMF Items pursuant to Article 10.7, as cost sharing relating thereto shall be included in either the applicable notice period or liquidated damages as set forth in Article 10.7).

10.5	Termination by the Supplier of the Agreement in its entirety

The Supplier may terminate this Agreement in its entirety in any of the following circumstances:

(A)
if a Bankruptcy Event occurs and is continuing in relation to the Purchaser and the Purchaser does not provide the Supplier with adequate assurance (such as an advance payment or letter of credit or such other security as is acceptable to Supplier) of continued payment of the SUMF Charges for all SUMF Items within thirty (30) days of the occurrence of the Bankruptcy Event;

(B)
if the Purchaser fails, without proper justification to pay any SUMF Charge within three (3) months of the date when such payment fell due, and (i) such failure continues for an initial period of at least thirty (30) days after written notice from the Supplier and (ii) further continues for an additional period of at least ten (10) days following a second written notice from the Supplier which second notice may be given at any time following the expiration of the first thirty (30) day period; but the Supplier shall not be entitled to terminate this Agreement pursuant to this provision when the Purchaser has in good faith referred any disputed SUMF Charge for resolution in accordance with Article 7.2(D) or Article 19, and has made payment to the Supplier of any part of the SUMF Charge not the subject of the Dispute;

(C)
with at least twenty-four (24) months' prior written notice sent to the Purchaser by the Supplier whereby the latter informs the Purchaser about his decision to cease operations of all or substantially all of its SUMF Assets at the Site and does so cease such operations; and

(D)	with three (3) years' prior written notice effective at the end of the initial period of fifteen (15) years or at the end of any extension period of five (5) years, as the case may be.

10.6	Termination by the Supplier of an individual SUMF Item

Unless otherwise provided in a Schedule to this Agreement, the Supplier may terminate this Agreement as to the supply of an individual SUMF Item in any of the following circumstances, provided that no supply of Sole Supplier SUMF may be terminated by the Supplier without terminating this Agreement as a whole:

(A)
if a Bankruptcy Event occurs and is continuing in relation to the Purchaser and the Purchaser does not provide the Supplier with adequate assurance (such as an advance payment or letter of credit or such other security as is acceptable to Supplier) of continued payment of the SUMF Charges for all SUMF Items within thirty (30) days of the occurrence of the Bankruptcy Event;

(B)
if the Purchaser without proper justification fails to pay any SUMF Charge for such individual SUMF Item within three (3) months of the date when such payment fell due, and such failure continues for an initial period of at least thirty (30) days after written notice from the Supplier; but the Supplier shall not be entitled to terminate this Agreement pursuant to this provision when the Purchaser has in good faith referred any disputed SUMF Charge for an individual SUMF Item for resolution in accordance with Article 7.2(D) or Article 19, and has made payment to the Supplier of any part of the SUMF Charge not the subject of the Dispute;

(C)
with at least twelve (12) months' prior written notice or, if that is impossible, with as much notice as is possible under the circumstances and in any event promptly after the Supplier has made such decision, if the Supplier decides to cease the supply to the entire Site of such SUMF Item and does so cease such supply and such SUMF Item is not a Sole Supplier SUMF Item;

(D)	[Intentionally Omitted];

(E)	with three (3) years' prior written notice effective at the end of the initial period of fifteen (15) years or at the end of any extension period of five (5) years, as the case may be;

(F)
with at least thirty (30) days' prior written notice, upon the occurrence of at least three (3) Force Majeure events (other than Force Majeure events caused by "Acts of God", including Acts of God affecting any Third-Party supplier or vendor to the Purchaser) that occur with respect to the same operating unit of Purchaser and with respect to the same SUMF Item, during any twelve (12) months period.

10.7	Specific termination for certain SUMF Items

Notwithstanding any other provision of this Agreement, Purchaser and Supplier agree to the following unique rights and obligations relating to the termination of certain SUMF Items:

(A)    Waste water treatment plant (including the biotreater unit)

Purchaser shall have the right to terminate its receipt of the waste water treatment plant (including the Biotreater unit) (described in Schedule 6.2), subject to the following conditions:

(i) upon twelve (12) months’ notice, upon the payment of the agreed liquidated damages of 22.8 Million Euro, amount to be inflated yearly on January 1st on the basis of the relevant Inflation Index; or
(ii) upon three (3) year’s notice, at no cost, other than remaining depreciation for capital projects initiated prior to the termination notice.

(B)    AC/ECH Plant:

Purchaser shall have the right, upon its decision to cease operations at the AC/ECH unit of its Plant, to terminate or reduce its receipt of SUMF Items related to such AC/ECH unit, subject to the following conditions:

(i) upon twelve (12) months’ notice, upon the payment of the agreed liquidated damages of 35.9 Million Euro, plus remaining depreciation for capital projects initiated prior to termination notice up to a maximum of five (5) years; or
(ii) upon three (3) year’s notice, at no cost, other than remaining depreciation for capital projects initiated prior to termination notice.

Upon Purchaser’s decision to cease operations at its AC/ECH Plant, the Site Usage Fee shall be adjusted on the basis of the remaining SUMF Items under Schedule 6.1 to be supplied under this Agreement after such closure. The adjustment of the Site Usage Fee shall take effect from the moment of closure.

10.8	SUMF Item Physical Disconnection Costs

Upon the termination by Purchaser of the supply of a SUMF Item to the Plant, the Supplier shall physically disconnect from that SUMF Item's delivery system to the Plant and the Purchaser shall pay all reasonable costs associated with the physical disconnection (with the exception, however, that the foregoing shall not be applicable to the termination of SUMF Items pursuant to Article 10.7, as cost sharing relating thereto shall be included in either the applicable notice period or liquidated damages as set forth in Article 10.7).

Upon the termination of a SUMF Item by the Supplier pursuant to Article 10.5(A) or 10.6(A) due to a Bankruptcy Event of Purchaser or pursuant to Article 10.5(B) or 10.6(B) due to a payment default by Purchaser under this Agreement, the Supplier shall physically disconnect from that SUMF Item's delivery system and Purchaser shall pay all reasonable costs associated with the physical disconnection (with the exception, however, that the foregoing shall not be applicable to the termination of SUMF Items pursuant to Article 10.7, as cost sharing relating thereto shall be included in either the applicable notice period or liquidated damages as set forth in Article 10.7).

Upon the termination of the supply of a SUMF Item to a Plant, the Purchaser shall physically disconnect from that SUMF Item's delivery system to the Plant in the time and manner instructed by the Supplier. The Purchaser shall pay the costs associated with the physical disconnection, if a SUMF Item was terminated (i) by Purchaser pursuant to Article 10.2(B) or 10.3(E) or (ii) by Supplier pursuant to Article 10.5(A), 10.5(B), 10.6(A) or 10.6(B).
Each Party agrees to cooperate with the other Party in order to facilitate disconnection and minimize disconnection costs. The Supplier shall pay the costs associated with the physical disconnection of the SUMF Item that are not required to be paid by the Purchaser as provided in the preceding sentence. Notwithstanding the other provisions of this Article 10.8, the costs associated with the physical disconnection of all SUMF Items at the termination of this Agreement under Article 10.2 (C) or 10.5 (D) or upon termination of the supply of an individual SUMF Item under Article 10.6 (E) shall be paid one half by the Purchaser and one half by the Supplier.

10.9	Employment Costs

In the event of termination of this Agreement in its entirety pursuant to Article 10.2 and Article 10.5 or upon termination of the supply of an individual SUMF Item pursuant to Article 10.3 and Article 10.6 , and in the event of a reduction in the Purchaser's Firm Capacity Reservation pursuant to Article 10.4, the Supplier may terminate the employment of any member of its or any of its Affiliates' staff substantially involved in the provision of sumf Items or of the relevant SUMF Item to the purchaser under this Agreement.
In the case of the termination by the Supplier of employment of any member of its staff as a result of termination of this Agreement under Article 10.2(B), 10.3(E) and 10.5 (A), 10.5(B), 10.6(A) and 10.6(B) or a reduction in the Purchaser's Firm Capacity Reservation under Article 10.4, the Purchaser will indemnify the Supplier for any redundancy costs in accordance with Article 10.10; provided that such indemnity shall be on a pro rata basis in the proportion of the Purchaser's share of allocated manpower for its operation to the extent that any employee is not substantially involved in the provision of that individual SUMF Item.
This Article 10.9 shall not be applicable to termination of SUMF Items pursuant to Article 10.7, as cost sharing relating thereto shall be included in either the applicable notice period or liquidated damages as set forth in Article 10.7.

Notwithstanding the foregoing provisions of this Article 10.9 that set out the indemnity of Purchaser for certain redundancy costs of Supplier, at the termination of this Agreement under Article 10.2(C), 10.5(D), or upon termination of the supply of an individual SUMF Item under Article 10.6 (E), any redundancy costs of Supplier as determined in accordance with Article 10.9, shall be paid one half by the Purchaser and one half by the Supplier.

Notwithstanding any other provision in this Agreement, the Parties recognize that each such Party and/or their Affiliates are entering into substantially similar SUMF agreements relating to operations at the Site with the provision or utilization of various SUMF Items in some cases overlapping. As such, any amounts set forth herein that become due and payable upon a Party’s termination or reduction of a SUMF Item shall be inclusive of any amounts that become due and owing under any other SUMF agreement between the Parties and/or their Affiliates at the Site. This includes, without limitation, liabilities incurred under this Article 10.9, Article 10.7, Article 10.10, and/or Article 10.8.

10.10	Indemnification

In the event of termination of this Agreement whether in its entirety or as to the supply of an individual Item of SUMF pursuant to any of Articles 10.2(B), 10.3(E), 10.5(A), 10.5(B), 10.6(A) and 10.6(B) or a reduction in the Purchaser's Firm Capacity Reservation under Article 10.4, with respect to any member of staff terminated in accordance with Article 10.9 who (i) in the case of the termination of this Agreement in its entirety, was substantially involved in the provision to the Purchaser of a SUMF Item or (ii) in the case of the termination of this Agreement as to the supply of an individual SUMF Item or of a reduction in the Firm Capacity Reservation as to a SUMF Item, was substantially involved in the provision to the Purchaser of such SUMF Item, the Purchaser will indemnify the Supplier in full against all and any liabilities, losses, costs, damages, expenses, demands and claims relating to:

(a)
compensation and remuneration (including benefit entitlements and social charges whether contractual or statutory) arising from or in connection with (i) the period of employment from the date of termination of the SUMF Item to the date of such decision to terminate the Employee and (ii) the relevant notice period applicable to the relevant employee in accordance with the Supplier's applicable policy and

(b)
the termination of his employment provided (i) the Supplier shall make any decision regarding the termination of employment and notify the Purchaser accordingly within 180 days of notification of the termination of the Agreement or the termination of the supply of an individual Item of SUMF; and (ii)the Supplier has used reasonable endeavours, but has failed, to find suitable alternative employment on the Site for the employee prior to notifying the employee of his dismissal in accordance with Dutch law and with his contract of employment; (iii) an employee who is transferred by the Supplier to an Affiliate as a result of any such termination shall not be considered a terminated employee for purposes of this Agreement unless such transfer results in severance costs in which case the Purchaser shall indemnify the Supplier for such severance costs in accordance with this Article 10.10; and (iv) and notwithstanding the provisions of Article 10.10(a) the severance cost arising out of the termination of such employee's employment shall be computed by reference to the total length of service of such employee with the Supplier or any of its Affiliates prior to the date of such decision to terminate the employee's employment and not by reference to the period specified in Article 10.9(a).

Notwithstanding the foregoing provisions of this Article 10.10 that set out the obligation of payment of certain costs by Purchaser in certain circumstances, upon the termination of this Agreement in its entirety under Article 10.2(C) or 10.5(D) any redundancy costs of Supplier as determined in accordance with Article 10.10, shall be paid one half by the Purchaser and one half by the Supplier.

10.11	Mitigation

Each Party shall exercise its reasonable operational efforts to minimise any adverse effect to the other Party resulting from the termination of the rendering, in whole or in part as permitted under this Agreement, of any SUMF Items under this Agreement. The foregoing sentence does not apply to costs incurred related to such termination, which costs are addressed elsewhere in this Agreement. Each Party agrees to cooperate with the other Party in order to facilitate any disconnection and minimise disconnection costs and termination costs. Upon termination of this Agreement, the Parties, acting reasonably and in good faith, shall negotiate for the continued provision of any essential SUMF Items on commercially competitive terms and conditions, including price, which shall in any event be sufficient to provide the Supplier with full recovery of its cash costs plus a return on capital and capital reimbursement consistent with the other SUMF infrastructure charges contained in this Agreement. In addition, the Purchaser shall have the right to continue to receive from the Supplier any essential SUMF Items for which the Purchaser cannot obtain a reasonable alternative source elsewhere. The manner in which the Supplier continues to provide such SUMF Item on an economically and quality equivalent basis shall be within the Supplier’s sole discretion and may include the transfer by the Supplier of SUMF Assets, the assignment of all or part of this Agreement to Third Parties, the investment in alternative assets and the procurement of comparable items from Third Parties.

10.12	Termination is final

Subject to Articles 10.10 and 10.11 any termination of this Agreement, in whole or in part, including the termination of the supply of an individual SUMF Item and any reduction in the Purchaser's Firm Capacity Reservation for a SUMF Item, shall be final.

10.13
Termination of this Agreement under this Article 10 shall not affect the provisions of Articles 6 (as to audit rights), 9, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 11, 12, 14, 17.4, 19, 23, 25, 26, 27, 28 and 29 which shall continue in full force and effect.

10.14
Within 60 days after termination of this Agreement as to Purchaser’s Plant, the Supplier shall provide a final reconciliation of SUMF Charges. Any overcharges or undercharges shall be paid by the Party owing the same within forty-five (45) days following the final reconciliation (after any required adjustments have been made). The final recalculation shall be broken down in such detail as the Purchaser may reasonably request and as the Supplier can reasonably provide. From the due date of the reconciliation payment, interest will accrue at the Interest Rate. The Parties shall meet to resolve any dispute relating to the final reconciliation in accordance with the process described under Article 7.2(D).

10.15
Termination of this Agreement as to the Purchaser’s Plant and termination of the supply of any individual SUMF Item shall be without prejudice to the accrued rights and liabilities of the Parties at the time of such termination and all provisions of this Agreement necessary for the full enjoyment thereof shall survive termination for the period so necessary.

10.16
Notwithstanding anything in this Agreement to the contrary, the Purchaser or the Supplier may terminate this Agreement in its entirety, or reduce or terminate the supply or utilization of any Firm Capacity Reservation or SUMF Item, at no cost whatsoever, if such termination or reduction is ordered by a court or arbitration body in the circumstances set out under Article 6:258 BW of the Dutch Civil Code.

ARTICLE 11: INTELLECTUAL PROPERTY RIGHTS

11.1
Neither this Agreement nor the performance by any of the Parties of its duties hereunder shall operate to convey, license or otherwise transfer from one Party to another any patent, know-how, trade secrets or other intellectual property rights.

11.2
The copyright and any other industrial property rights and property in any Confidential Record or other material supplied under this Agreement shall, in the absence of any express provision to the contrary thereon, remain with the disclosing Party.

ARTICLE 12: CONFIDENTIALITY

12.1
Subject to Article 12.2, each Party shall treat as strictly confidential (and shall not disclose) the terms of this Agreement and all information received or obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the performance of this Agreement;

(D)	the other Party or any aspect of its business or operations; or

(E)	the subject matter of this Agreement.

12.2	Either Party may disclose information which would otherwise be confidential if and to the extent:

(A)	required by the law of any jurisdiction to which the disclosure is subject;

(B)
required by any securities exchange or agency to which either Party is subject, wherever situated, whether or not the requirement has the force of law; provided that the disclosing Party requests in accordance with applicable rules confidential treatment of such information by any such securities exchange or agency to whom such information is required to be disclosed;

(C)
disclosed on a strictly confidential basis and on a need to know basis to the Parties’ officers, directors, employees, contractors, agents and professional advisers or auditors of the Party or to any actual or potential bankers or financiers of that Party;

(D)	disclosed on a strictly confidential basis on a need to know basis to an Affiliate or Affiliates and their officers, directors, employees, contractors, agents;

(E)	disclosed on a strictly confidential basis to bona fide potential or actual purchasers of a proprietary interest in or potential or actual operators of either the Plant or the Site;

(F)	disclosed to the corporate shareholders or other equity owners of the Parties;

(G)	that the information is lawfully known to the Party (without binder of secrecy) at the time of disclosure; or

(H)	that the information has come into the public domain through no fault of that Party;

(I)	that the other Party has given prior written approval to such disclosure; or

(J)
disclosed to the extent necessary to seek enforcement of, or to defend, the contractual rights or obligations of a Party under this Agreement, the Pernis Lease or the Environmental Agreement, or to satisfy an obligation or duty under this Agreement, the Pernis Lease or the Environmental Agreement.

12.3
If the Purchaser should wish to disclose confidential information to a potential Third-Party operator and/or buyer of the Plant, it shall first provide notice to the Supplier as to the information that it intends to disclose and reasonable evidence that any intended recipient shall be bound by obligations of confidentiality and use similar in scope to those set forth in this Article 12.

12.4
The restrictions contained in Article 12.1 shall continue to apply for two (2) years (except for the restriction provided in Article 12.1(D), which shall continue to apply for five (5) years) after (i) the termination of this Agreement or (ii) the termination of an individual SUMF Item; provided that the two year period shall not apply to disclosures of information relating to such SUMF Item made only to an alternative SUMF provider or potential alternative SUMF provider on a strictly "need to know basis".

ARTICLE 13: ADDITIONAL SUMF AND CAPITAL IMPROVEMENTS TO SUMF ASSETS; PERIODIC REVIEWS

13.1	Purchaser’s Optional Capital Improvement Project.

The Purchaser may submit from time to time to Supplier written requests for Supplier to undertake capital improvement projects relating to the supply of SUMF Items to one or more SUMF Assets intended to improve the performance, efficiency, reliability, or some other attribute of a SUMF Asset, provided however, that the Purchaser shall attempt to present any such requests applicable to a calendar year during the Annual Plan and Budget process. Any such request shall specify in reasonable detail the capital improvements to be made, any permits that may be required, the estimated cost of such capital improvements, any proposed changes to this Agreement or to any Schedule, and any other relevant information relating to such capital improvement project. The Supplier will consider in good faith any such request, but it shall have no obligation to agree to undertake any such capital improvement project and may reject any request by the Purchaser. The Supplier shall provide Purchaser a written explanation for a rejection.

If the Supplier agrees to undertake any such capital improvement project, Purchaser shall be entitled to receive the additional capacity of a SUMF Item generated by such capital improvement and Purchaser shall be responsible for all costs associated with such project, without duplication of other amounts paid or payable by Purchaser under this Agreement including (a) the cost of completing the capital improvements, (b) Supplier's costs and expenses incurred in connection with such project, and (c) any increased costs of operation suffered by Supplier as a result of such project, and the Purchaser shall be entitled to the benefits, including cost savings, if any, or increase in its Firm Capacity Reservation with respect to any additional capacity of any SUMF Items generated by such capital improvement project.

Notwithstanding the foregoing, the Purchaser has the right, provided there is no disruption or new/remaining HSSE risk to any other of the Supplier's operations, to obtain from other sources, including in‑house production by the Purchaser, such new or additional requirements of the relevant SUMF Item as the requested project was to cover.

Any reasonable costs incurred by the Supplier (not including any additional charge for services by persons whose services are included in SUMF Charges irrespective of the required evaluation) or affiliates of Supplier in evaluating a requested capital improvement project from the Purchaser shall be reimbursed to the Supplier by the Purchaser; provided that when incurring such costs the Supplier has acted on a Commercially Reasonable basis.

13.2    [Intentionally omitted.]

13.3	Capital Improvement Projects

If Supplier must implement a capital improvement project to one or more SUMF Assets other than those providing SUMF under Schedule 6.1 (i) in order to permit the Supplier to meet its obligations under this Agreement to deliver the related SUMF Item(s) to Purchaser in compliance with a compulsory change in applicable Legal Requirements (including permitting) or HSSE regulations, (ii) in order to improve the performance, efficiency, reliability, or some other attribute of a SUMF Asset, (iii) as a result of damage to a SUMF Asset caused by Purchaser’s Gross Negligence or Willful Misconduct (as further described in Article 14.1), or (iv) due to required end-of-life replacement of such SUMF Asset, the Supplier shall, a reasonable period of time prior to completion of the project planning process, provide notice and consult with Purchaser with respect to such project (with the Parties acknowledging that the ultimate determination with respect to any such capital improvement projects rests solely with Supplier). Any such notice shall specify in reasonable detail the capital improvements to be made, any permits that may be required, the estimated cost of such capital improvement project and permits, any proposed changes to this Agreement or to any Schedule, and any other relevant information relating to such capital improvement project.

The Purchaser shall pay its allocated share of the actual costs and expenses reasonably incurred by the Supplier that are directly related to the capital improvement project which directly or indirectly benefits Purchaser. Notwithstanding the foregoing, if Supplier fails to provide the required notice and information in advance of the capitalization of the project costs, then the Purchaser shall have the right to delay the start of the payment of the charges (capital charge and depreciation) referenced under Article 13.5, for a period of time equivalent to the relevant notice period.

Unless otherwise agreed by the Parties, each Party shall be entitled to a portion of the benefits, if any, generated by such capital improvement project in proportion to the percentage of the total costs and expenses of such project paid by such Party.

In furtherance of the foregoing, if any single capital improvement project:

(a)
results in savings of costs (whereby for the purpose of this Article 13.3, “savings of costs” means: a saving of two percent (2%) or more on the annual average of the Medium Pressure (MP) steam formula price), the savings will result in pro rata adjustment of the relevant formulae coefficients as specified in the relevant Schedules; and

(b)
doesn’t generate savings of costs, but results in additional costs, each Party shall take on its allocated share of the costs, if any, resulting from such capital improvement project in proportion to the percentage of the total costs and expenses of such project paid by such Party.

To the extent that a Supplier must implement a capital improvement project to one or more SUMF Assets in order to permit the Supplier to meet its obligations under this Agreement to deliver the related SUMF Item(s) to Purchaser in compliance with applicable Legal Requirements (including a compulsory change thereto), solely because of a Party’s process, products, or by-products or a change therein, the Supplier shall implement such capital improvement project and the actual costs and expenses reasonably incurred by the Supplier that are directly related to such project shall be borne by the Party whose process, products, or by-products or change thereto requires the capital improvement project. The Party paying for such capital improvement project shall be entitled to the benefits, if any, generated by such capital improvement project. However, the foregoing shall not be applicable to any projects undertaken as a result of Purchaser’s exercise of its rights under Article 10.7, as cost sharing relating thereto shall be included in either the applicable notice period of 3 years or liquidated damages as set forth in Article 10.7.

13.4
If a capital improvement to a SUMF Asset is required by applicable law or HSSE regulations solely because of the Purchaser's process or a change in Purchaser’s operations, products or by-products, the costs directly related to such capital improvement shall be borne by the Purchaser. However, the foregoing shall not be applicable to any projects undertaken as a result of Purchaser’s exercise of its rights under Article 10.7, as cost sharing relating thereto shall be included in either the applicable termination notice period of 3 years or liquidated damages as set forth in Article 10.7.

13.5
Capital improvement project cost amounts payable by the Purchaser pursuant to Article 13.3 are payable over a period of time in the form of depreciation charge and capital expense as further described in the relevant allocation key agreed to by the Parties on an annual basis as part of the Annual Plan and Budget process, without prejudice to any revision to such allocation keys as part of the Annual True-Up Process and as further referenced in Schedules 6.2 and 6.3.

The Supplier shall provide an invoice containing amounts payable by the Purchaser pursuant to Article 13 no earlier than at the capitalization of the relevant project.

However, with twelve (12) months’ prior written notice at any time during the term of this Agreement, the Purchaser may elect to make single lump sum payments for its share of capital improvement project costs. If paid in a lump sum per the foregoing sentence, no depreciation or capital expense shall be due from Purchaser attributable to such capital improvement projects. Thereafter, but not sooner than five (5) years after its notice to elect to make single lump sum payments for its share of capital improvement project costs, the Purchaser shall have one additional opportunity during the term of this Agreement to elect, with twelve (12) months prior written notice, to revert to making payments for its share of capital improvement project costs over a period of time in the form of depreciation charge and capital expense. Notwithstanding anything to the contrary in this Article 13.5, if at any time Purchaser assigns this Agreement, merges with or into another entity or experiences any other type of change of control, Purchaser or its successor-in-interest shall have the right to elect which method of payments for its share of capital improvement project costs it desires, with twelve (12) months prior written notice, without otherwise impacting the rights or obligations in this Article 13.5 (i.e. if any options to change payment type remain to Purchaser for the remaining term of the Agreement, they shall continue to remain available).

13.6	Periodic Reviews

The Parties agree to review the Price Formulae as set out in Article 6.3 and Schedule 6.3 every 5 years from the Effective Date, to determine if revisions should be made to incorporate costs savings or cost increases resulting from capital improvement projects.

Any revisions to the Price Formulae shall only apply as from the date the Parties agree that the revision should be effective, with no retroactive adjustments for potential cost savings or cost increases.

ARTICLE 14: DAMAGE TO SUMF ASSETS

14.1	Capital Project - Restoration.

If, due to damage or destruction of one or more SUMF Assets, the Supplier must implement a capital project in order to enable him to meet its obligations under this Agreement to deliver the related SUMF Item(s) to the Purchaser, the Supplier shall, prior to implementing such restoration capital project, provide notice of such restoration capital project to the Purchaser, and restore such SUMF Asset and terminate any related Curtailment as soon as is Commercially Reasonable following such damage or destruction.
The restoration capital project shall be at Supplier’s sole cost and expense. However, if the damage or destruction is due to the Gross Negligence or Willful Misconduct of the Purchaser, the Purchaser shall make the determination, in its reasonable discretion (but in compliance with Shell’s HSSE and Technical Standards) whether the restoration capital project is necessary or it is able to meet its obligation to restore/repair the SUMF Asset by other means. If Purchaser determines that the restoration capital project is warranted, the restoration capital project shall be at the Purchaser’s sole cost and expense.
Any such notice shall specify in reasonable detail the restoration required, any permits that may be required, the estimated cost of such restoration and permits and any other relevant information relating to such restoration.

The provisions of this Article 14.1 shall be without prejudice to the Parties’ rights under Article 9.

14.2	[Intentionally omitted]

14.3
A Party causing damage to or destruction of a SUMF Asset as a result of its Gross Negligence or Willful Misconduct shall, in addition to any obligations under Article 9, be liable to the other Party for any incremental costs of the related alternative SUMF Item so that the Users of such SUMF Item, other than such Party or its Affiliates, pay the same amount for such SUMF Item as such Users paid prior to the damage or destruction of such SUMF Asset. The provisions of this Article 14.3 shall be without prejudice to the Parties rights under Article 9.

ARTICLE 15: METERING OF SUPPLY, CONSUMPTION AND DELIVERY

15.1
Measurement and Metering: The quantities of certain SUMF Items supplied hereunder shall be measured by the Meter(s) installed at the expense of the Supplier. Supplier shall read the Meter(s) on a regular basis as described in the relevant Schedules and shall promptly advise the other Party in writing of the reading. Such readings shall form the basis for preparing the Supplier's invoices pursuant to Articles 5, 6 and 7.

15.2
Calibration: The Parties acknowledge that the Meters are not normal custody transfer meters. The Meter owner shall, at its expense, perform normal maintenance procedures to maintain the accuracy of its Meters. Each Meter shall be tested for accuracy and calibrated regularly per industry standards as specified in the relevant Schedule for each SUMF Item by the Meter owner at its expense. The Meter owner shall give the other Party a written schedule of calibration test times, and the other Party shall have the right to have its representative present to observe each calibration test. If the other Party desires to conduct more frequent calibration tests, such Party may request that more frequent tests be conducted, in which case the Meter owner will perform or cause to be performed such tests at the other Party's expense.

15.3
Following any calibration test made pursuant to this Article 15, the Meter owner at its expense shall restore an inaccurate component to a condition of accuracy or replace such component as soon as reasonably practical. If the level of inaccuracy exceeds that specified in the relevant Schedule, the readings affected by said component shall be corrected by the amount of the inaccuracy for the period which is definitely known to be affected by such inaccuracy. If the period is not definitely known and is not mutually agreed upon, the correction shall be made for a period one-half of the time elapsed between the last prior calibration test and the date the inaccuracy is corrected. Adjustments to a previously issued incorrect invoice shall be made promptly by the Supplier.

15.4
The Parties acknowledge that special metering problems may arise which can be resolved by procedures other than those described in this Article 15. The Parties may, by mutual consent, establish special procedures for a specific problem or accept delivery quantities in a manner not described herein. Mutual consent for acceptance of one special procedure or delivery quantity will not set aside the provisions of this Article 15, nor imply acceptance by either Party of any special provision at a future time.

15.5
Should the Supplier or the Purchaser fail to obtain suitable measurement results from the Meter, the quantities of SUMF provided during the period in question shall be calculated by the other Party in the event that the other Party has installed its own check meter and it has been calibrated according to this Article 15 within ninety (90) days of the period in question. In the event that neither Party has obtained suitable measurement results, the amount of the relevant SUMF Item supplied in the period in question shall be estimated, using the average of delivered quantities for a period of time agreed upon by both Parties, or by any other means mutually agreed upon by both Parties. If a Party installs a check meter, the other Party shall have the right to have its representative at any calibration test of the check meter. A Party installing a check meter shall perform all maintenance and calibration tests of the check meter at its own expense, and shall furnish the other Party with all readings obtained from the check meter.

15.6	If required, the Parties shall complete promptly the identification of all receipt and Delivery Points for the various SUMF Items described in the applicable Schedule and all drawings related thereto.

15.7
If there is no Meter at a Delivery Point a mutually agreed allocation method shall be used. The Joint Operating Committee shall have the authority to update and/or correct any allocation method, with any updating and/or corrections being adjusted prospectively. Either Party may, at its own expense, install a Meter in lieu of allocation.

15.8	Methods for allocating line losses and differences resulting from measurement discrepancies shall be set out in Schedule 6.3 and Schedule 3.

ARTICLE 16: JOINT OPERATING COMMITTEE AND STEERING COMMITTEE

16.1
Joint Operating Committee: The Supplier and the Purchaser shall jointly establish the Joint Operating Committee to review the operation of this Agreement and the supply of SUMF hereunder in an effort to ensure the smooth and efficient operation of this Agreement. The structure and role of the Joint Operating Committee is set out in Schedule 5.

16.2	Steering Committee: The Supplier and the Purchaser shall jointly establish the Steering Committee. The structure and role of the Steering Committee is set out in Schedule 5.

ARTICLE 17: MISCELLANEOUS

17.1
Both Parties shall perform their respective duties under this Agreement (i) following standards applied by the industry in similar operations and in keeping with good industry practice and in compliance with applicable law and (ii) in a manner each Party reasonably believes to be fair to the other Party.

17.2
HSSE standards and regulations: The Parties shall ensure that the manufacture, delivery and off-take of SUMF Items under this Agreement shall take place in accordance with the Shell HSSE and Technical Standards and with all applicable regulations as to avoid harm to people and/or the environment and, if relevant, that no SUMF Item, if applicable, and/or contaminated water enters drainage, sewage systems, water courses or soil.

The Parties shall co-operate with each other in implementing measures designed to improve their respective health, safety, security and environmental performance in respect of the Agreement.

When visiting each other’s premises, the Parties and their respective personnel shall observe all rules or regulations that are in force on such premises. Each Party shall inform the other Party in a timely manner of any hazards, actual or potential, associated with the supply of SUMF Items. A Party may keep or withdraw its personnel from the Site of the other Party without any liability for delay or otherwise if, in the opinion of the first Party, that Site represents a danger to the safety of its personnel, provided that such Party shall give the other Party written notice in advance of withdrawal of its personnel specifying its reason(s) to do so.

Each Party has the right, with a minimum of two (2) weeks’ notice and at the Requiring Party’s cost, to conduct a HSSE evaluation on the connecting pipelines at the delivering and receiving facilities, and on the facilities used for the provision and offtake of the relevant SUMF Items, to confirm that operations are being conducted in accordance with all applicable regulations. If a Party finds in its sole judgment that such pipelines or facilities are unsafe, then it will notify the other Party of its concern and supply of the relevant SUMF Items shall immediately be suspended until reasonable measures have been taken to eliminate such concern.

Any recommendations made by a Party or its designated Third-Party during the HSSE evaluation will not imply assumption by that Party of the other Party’s risks, liabilities or responsibilities with respect to HSSE.

If a Party suspends production activities because of an incident happening with its Plant causing safety concerns, such Party shall promptly inform the other whether in such circumstance the supply of SUMF Items should immediately cease until the safety concerns are eliminated. Any suspension due to an incident is without any liability or penalties, unless the incident is due to the Gross Negligence or the Willful Misconduct of the Party which has suspended its production activities. When the incident handling completes, the Party which has suspended its production activities shall furnish the other Party with, if required, approval by the competent authority stating that the incident affecting its Plant has been resolved and that it is allowed to resume production.

If Purchaser does not operate its Plant in accordance with generally accepted European industry standards, with the Shell HSSE and Technical Standards or with other standards as agreed between the Parties and with the requirements of Site permits (collectively being referred to as "SNR/Pernis Standards" and with any failure to comply referred to as a "Non-Compliant Act"), then Supplier shall have the right to terminate this Agreement if such Non-Compliant Act is not ceased by Purchaser within ten (10) days (or such longer period as may be reasonably required by Purchaser as long as Purchaser is diligently pursuing seizure of the Non-Compliant Act) or, if the Non-Compliant Act is in relation to a standard adopted after the Effective Date and is not required by any relevant Government Authority, within sixty (60) days (or such longer period as may be reasonably required by Purchaser as long as Purchaser is diligently pursuing seizure of the Non-Compliant Act) or if the standard is required by a relevant Government Authority, within such period as is required by such authority, in each case after delivery of written notice to Purchaser specifically describing such Non-Compliant Act or acts and directing Purchaser to cease such non-compliance ("Non-Compliant Act Notice"); provided that in all events the maximum period for ceasing the Non-Compliant Act shall not exceed the period prescribed or agreed to by any relevant Government Authority.
If Purchaser has not ceased the Non-Compliant Act described in the Non-Compliant Act Notice within the period as above-determined, then Supplier may terminate this Agreement by delivery of written notice to Purchaser ("Termination Notice"), with such termination being effective six (6) weeks after delivery of the Termination Notice.

17.3
Planned Shutdowns: for the purpose of this Agreement, a planned shutdown (“Planned Shutdown(s)”) shall mean the shutting down of a relevant plant for the purpose of scheduled/regular maintenance and cleaning activities and which is typically scheduled with respect to any individual unit once every 4 to 6 years’ period.

The Parties shall keep each other informed as early as possible about any Planned Shutdowns, major technical projects, capital expenditures and any other major events which in each case are relevant to the supply or cost of any SUMF Item and/or that may impact the ability to deliver or take delivery of SUMF Items with details as to the scheduled dates and duration of such shutdowns.
A written notification before the end of September in the year prior to the year of the Planned Shutdown, or a minimum of nine (9) months written notification prior to a Planned Shutdown, whichever is the longer, must be given to the other Party prior to a Planned Shutdown in the subsequent year, unless agreed otherwise by the Parties.
The monthly quantities for supply in the affected months during the Planned Shutdown shall be discussed and any quantities to be delivered during those months notwithstanding the Planned Shutdown shall be as agreed between the Parties.

Each Party shall take such Reasonable Actions within its control so as to minimise the impact to the other Party of any Planned Shutdown, (i.e. to the extent reasonably possible, limit the total Planned Shutdowns in any given period as much as possible to no more than forty (40) days in any period of four (4) consecutive years), major technical project, capital expenditure and any other major event which may adversely impact the supply of any SUMF Item, without prejudice to health, safety, security and environmental standards. The Parties shall keep each other timely informed of any adjustments or changes to these plans. As part of this optimization, a process will be agreed between the Parties, in which any Planned Shutdowns and/or maintenance activities are discussed and each Party’s proposals shall be taken into account when planning any shutdown.

17.4
Purchaser explicitly waives any rights to claim pursuant to this Agreement against Shell Nederland B.V. on the basis of the filing by Shell Nederland B.V. of a "verklaring van aansprakelijkheid" under Article 2:403 of the Dutch Civil Code.

17.5	Parties agree to comply with the anti-bribery or anti-money laundering principles set out in Schedule 7.

ARTICLE 18: FORCE MAJEURE

18.1	A Party will not be in breach of this Agreement (except for breach of an obligation to pay money due and payable under this Agreement) to the extent:

(A)	performance by the Party is delayed or prevented by Force Majeure;

(B)
the Party claiming relief under this Article promptly (and in any event no later than seven (7) days following the occurrence) notifies the other Party of the circumstances giving rise to Force Majeure and the cause and their anticipated duration; The affected Party shall notify the other Party as soon as reasonably possible upon the occurrence of a Force Majeure Event, indicating to the extent possible, the estimated duration; and

(C)
The Parties shall shortly thereafter meet to discuss possible business continuity measures to eliminate or minimise the impact of such Force Majeure Event. The Parties shall promptly implement any business continuity measures upon which they agree. The affected Party shall mitigate the effects thereof (if possible), and take Reasonable Actions to remedy and overcome the cause of the Force Majeure and resume the full performance of its obligations as soon as reasonably possible after the Force Majeure Event has ended.

18.2
Upon remedying or overcoming the circumstances giving rise to Force Majeure, the Party claiming relief under this Article shall promptly notify the other Party of the termination of such Force Majeure condition.

18.3
If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days after the date on which the Force Majeure begins, the Parties shall consult together with a view to determining mutually acceptable measures to overcome the difficulties arising therefrom.

18.4
"Force Majeure" means, in relation to either Party, an event, condition or circumstance beyond the reasonable control of that Party and without the fault or negligence of the Party claiming Force Majeure which causes a delay or disruption in the performance by such Party of any of its obligations under this Agreement including, without limitation:

(A)	fire, explosion or other disruption, mechanical breakdown, electrical shortage or blackout, decline or shortages of supply, and circumstances arising out of information technology; and

(B)	any malfunction, unplanned shutdown or shutdown in anticipation of or in response to a breakdown or to a malfunction affecting a Plant;

(C)	act of God (e.g. such as lightning, storm, earthquake, typhoon, hurricane, flood, tidal wave or other serious natural catastrophe), fire, explosion, or landslide;

(D)
war or serious civil unrest and disasters (e.g. revolution, act of civil or military authority, riot, blockade, embargo, trade sanction, terrorist attack, rebellion, sabotage, civil commotion, epidemic or quarantine restriction, strike, or other industrial dispute);

(E)
compliance with law or governmental action or compliance with any restriction resulting from such action (such as law, regulation, or ordinance, or with any order, demand or request of any international, national, local, governmental authority or agency requiring e.g. to cease production or sale of a Utility or the performance of a Common Service);

(F)	any strike, lock-out, or labor dispute from whatever cause (whether or not Supplier, Supplier’s supplier, Purchaser, or Purchaser’s supplier, as the case may be, is a party thereto or might be able to influence or procure the settlement thereof;

(G)
any inability to acquire from any one of its usual supply source(s) for this Agreement, any SUMF Item or any raw material, feedstock, labor, service, utility, equipment, machinery, or facility necessary for delivering a SUMF Item.

A Party’s economic hardship, economic considerations, financial inability to perform, changes in cost of materials, components or services, market conditions, or supplier actions or contract disputes do not constitute Force Majeure.

For the avoidance of doubt, the settlement of a labour strike, lockout or any other kind of labour dispute is not within the reasonable control of the Party affected and the requirements of this Article shall not oblige that Party to settle a strike, lockout or other labour dispute on terms contrary to its wishes.

ARTICLE 19: DISPUTE RESOLUTION

19.1
Any Dispute arising out of or in connection with this Agreement, and without prejudice to Invoice Disputes Notices subject to Article 7.2(D), shall be exclusively processed in accordance with this Article.

19.2
In the event of a Dispute, the Joint Operating Committee shall, within thirty (30) days of a written request by either Party (or any other period as mutually agreed between the Parties) to the other Party, meet as and when needed and in good faith to resolve such dispute or differences. The Parties shall provide the Joint Operating Committee with such information as it reasonably required to enable it to determine the issues relevant to the Dispute.

19.3
Any Dispute which cannot be resolved within thirty (30) days (or any other mutually agreed interval) by the Parties after the Joint Operating Committee’s first meeting held to solve such Dispute shall be submitted by the Parties to the Steering Committee which shall endeavour to amicably resolve the Dispute. The Parties shall provide the Steering Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

19.4
Any Dispute which cannot be resolved by the Steering Committee within thirty (30) days (or any other mutually agreed interval) by the Parties after the Steering Committee’s first meeting held to solve such Dispute shall be submitted by the Parties to the General Manager in charge of the Royal Dutch Shell’s Group Downstream Post Closing Rights and Obligations department and a person appointed and employed by the Purchaser or its Affiliates with similar seniority to handle such Dispute. The Dispute shall be handled by such senior Persons within thirty (30) days (or any other mutually agreed interval) after the date the Dispute has been submitted by the Steering Committee and these Persons shall endeavour to amicably resolve the Dispute. The Parties shall provide these Persons with such information as they reasonably require to enable them to determine the issues relevant to the Dispute.

19.5
Any Dispute which cannot be resolved by the Persons appointed under Article 19.4 shall be submitted to mediation before a mediator selected by the Parties. The Parties shall bear their own costs for mediation and the costs of the mediator shall be borne equally.

If the Parties are unable to select a mediator within fifteen (15) days (or such other period as may be agreed by the Parties) after the Persons appointed under Article 19.4 have come to the conclusion that no amicable resolution of the Dispute is possible or if the Dispute is not resolved as a result of the mediation within ninety (90) days (or such other period as may be agreed by the Parties) after appointment of the mediator, either Party may submit the matter to arbitration for final, binding and exclusive settlement in accordance with the Arbitration Rules of the Netherlands Arbitration Institute.

–	The arbitral tribunal shall be composed of three arbitrators.

–	The place of arbitration shall be Rotterdam.

–	The proceedings shall be conducted in the English language.

Costs incurred by the Parties in carrying on any arbitration proceeding (including reasonable attorneys' fees and arbitration fees) shall be determined by the arbitrator by reference to fault.

19.6	Resolution of any Dispute between the Parties involving payment of money by one Party to the other shall include payment of interest at the Interest Rate.

19.7	Each Party shall, in addition to all rights provided herein or provided by law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

ARTICLE 20: FURTHER ASSURANCE

20.1
Each Party shall at its own cost, from time to time on request, do or procure the doing of all acts and execute or procure the execution of all documents in a form satisfactory to the other Party which the other Party may reasonably consider necessary for:

(A)	giving full effect to this Agreement; and

(B)	securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

ARTICLE 21: COSTS AND EXPENSES

21.1	Save as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, execution and carrying into effect of this Agreement.

ARTICLE 22: ASSIGNMENT AND DELEGATION

22.1
The Purchaser shall be entitled to assign this Agreement, to any Affiliate or to a lender or lenders for security purposes so long as such lender is a bona fide financial institution with a business that includes lending money and has a net worth in excess of 250,000,000 USD, without the prior written consent thereto of the Supplier (and such lender or lenders shall have the right (without such prior written consent) to further assign this Agreement subject to the same conditions in connection with the exercise of their rights and remedies pursuant to such security agreements). Purchaser shall provide Supplier notice of such assignment promptly after any such assignment, but in any event within sixty (60) days of such assignment.

Except as provided above in this Article 22.1, any other assignment of the Agreement by the Purchaser to a Third-Party, shall require the consent of the Supplier, such consent not to be unreasonably withheld or delayed. For purposes of this Article 22.1, it shall not be “reasonable” for Supplier to withhold consent if the Purchaser desires to assign the Agreement to a Third-Party that:

(A)
is not affiliated with an embargoed country or person, has no direct or indirect embargoed country nexus to a transaction or activity, or is not affiliated to an entity subject to prosecution by any regulatory authority for securities, competition or taxation violations;

(B)
demonstrates financial standing in respect of liquidity, financing levels and/or market capitalization, and/or (solely with respect to a Strategic Acquirer) investment grade not less than a credit rating of BB- or above on the Standard & Poor’s scale (or equivalent on the Moody’s scale, or on the FITCH-IBCA scale or any equivalent rating agency), or that the liabilities of the proposed assignee are unconditionally and permanently guaranteed by a company that meets such conditions;

(C)
has the ability and the capacity, as reasonably determined by the Supplier, to ensure continued compliance with the obligations under this Agreement, in particular with respect to HSSE (which may, but is not required to be, determined by evaluation of past operating history); and

(D)	is not involved in business activities or conduct materially and detrimentally inconsistent with Supplier’s Statement of General Business Principles.

22.2	The Supplier shall be entitled to assign this Agreement to any Affiliate or Third-Party without the prior written consent thereto of the Purchaser.

22.3
Any assignment of this Agreement shall not relieve either Party of any obligation or liability incurred hereunder and remaining wholly or partially outstanding immediately prior to the time at which the assignment is to take effect.

22.4
Each Party agrees to execute and deliver to the other Party and, if applicable, its lenders, recognition and estoppel certificates, in form and content consistent with ordinary and common practice in transactions of the nature of this transaction, which instruments will state the status of this Agreement as to whether a default exists and will recognize any Third-Party rights.

22.5
The Supplier may at its discretion procure from its Affiliates or any Third-Party certain information, advice, services and SUMF Items which it is obliged to render or perform under this Agreement, or may delegate to any Affiliate or Third-Party the performance of its rights and obligations under this Agreement, in order to assist the Supplier in the efficient execution of this Agreement provided that the person or company to whom delegation is made shall be capable of rendering the services.

ARTICLE 23: SEVERABILITY

23.1
If any of the provisions of this Agreement is or becomes illegal, void or unenforceable under the law of any jurisdiction, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain and continue in full force and effect. In such event, this Agreement shall be modified to provide the same benefits and burdens (including economic) that would have been provided had this provision been deleted. In the event that the Parties cannot agree on modifications, the Dispute shall be resolved pursuant to Article 19.

23.2	The invalidity of one or more provisions of this Agreement shall not affect:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

ARTICLE 24: NO AGENCY OR PARTNERSHIP

24.1
Nothing contained in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, joint venture, association or other co-operative entity between the Parties or to authorise either Party to represent the other or to contract on behalf of the other Party. The Supplier is acting solely as an independent contractor and is not an agent of the Purchaser. The Supplier's provision of services and performance of its duties hereunder shall be under the sole supervision, control and direction of the Supplier and not the Purchaser.

ARTICLE 25: REMEDIES AND WAIVER

25.1	The delay or failure of either Party at any time in exercising any right, power or remedy provided by law or under this Agreement shall in no way:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

25.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

25.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

25.4
The Parties acknowledge that each of them has had adequate opportunity and bargaining strength to review, negotiate and revise this Agreement to its satisfaction. They each expressly agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

ARTICLE 26: ENTIRE AGREEMENT AND VARIATION

26.1
This Agreement constitutes the entire and only agreement between the Parties relating to the furnishing of SUMF Items by the Supplier to or for the Purchaser at the Site and supersedes any Pre-Contractual Statement.

26.2
Each of the Parties acknowledges on its own behalf and on behalf of each of its Affiliates that, in agreeing to enter into this Agreement, it has not relied on any Pre-Contractual Statement (except those set out in this Agreement).

26.3
Each Party waives all rights and remedies which, but for this Article, might otherwise be available to it in respect of any such Pre-Contractual Statement, provided that nothing in this Article shall limit or exclude any Liability for fraud.

26.4	Any amendment or modification of this Agreement shall be ineffective unless reduced to writing and signed by or on behalf of a duly authorised representative of each of the Parties.

ARTICLE 27: NOTICES

27.1
All notices, requests, waivers, demands, directions and other communications required or permitted to be given under this Agreement shall be in writing and in English. This provision shall not prevent communications relating to the operations of the Plant from being made in the language spoken in the jurisdiction in which the Plant is situated. Notices may be given in electronic form (including facsimile transmission and e-mail) and shall be delivered personally, sent by facsimile transmission, or e-mail, sent by nationally recognized overnight courier or mailed by registered mail (return receipt requested), postage prepaid, to the other Parties at their addresses set forth in the introductory paragraphs of this Agreement (or such other address for a Party as shall be specified by like notice from such Party to the other Party):

All such notices and other communications shall be deemed to have been given and received, (i) in the case of personal delivery, delivery by facsimile transmission or e-mail, on the date of delivery, if delivered during business hours on a Business Day or, if not so delivered, the next succeeding Business Day (ii) in the case of delivery by nationally recognized overnight courier, on the second business day following dispatch and (iii) in the case of mailing, on the fifth business day following such mailing.

27.2
A Party may change its notice details on giving notice to the other Party of the change in accordance with this Article 27. That notice shall only be effective on the date falling three (3) clear Business Days after the notification has been received or such later date as may be specified in the notice. Any notice so delivered will comply with the terms of this Article 27.

ARTICLE 28: GOVERNING LAW

28.1	This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

28.2	[Intentionally omitted.]

ARTICLE 29: LANGUAGE

29.1	If this Agreement is translated into any language other than the English language, the English version of this Agreement shall prevail.

ARTICLE 30: COUNTERPARTS

30.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

30.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the Effective Date set forth above.
SHELL NEDERLAND RAFFINADERIJ B.V.

By:
Name:
Title:

By:
Name:
Title:

HEXION B.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Pernis BERI Forward SUMF]

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS
ARTICLE 2: INTERPRETATIONS
ARTICLE 3: OBJECT AND SCOPE
ARTICLE 4: SUMF ITEM(S) OR ITEM(S) OF SUMF
ARTICLE 5: SUMF CHARGES
ARTICLE 6: CATEGORIES OF SUMF CHARGES
ARTICLE 7: PAYMENT TERMS
ARTICLE 8: ANNUAL FORECAST; ANNUAL PLAN AND BUDGET; TRUE UP PROCESS; CURTAILMENT
ARTICLE 9: LIABILITY AND INDEMNITY
ARTICLE 10: TERM AND TERMINATION; REDUCTION OF CAPACITY
RESERVATION; TERMINATION COSTS
ARTICLE 11: INTELLECTUAL PROPERTY RIGHTS
ARTICLE 12: CONFIDENTIALITY
ARTICLE 13: ADDITIONAL SUMF AND CAPITAL IMPROVEMENTS
TO SUMF ASSETS; PERIODIC REVIEWS
ARTICLE 14: DAMAGE TO SUMF ASSETS
ARTICLE 15: METERING OF SUPPLY, CONSUMPTION AND DELIVERY
ARTICLE 16: JOINT OPERATING COMMITTEE AND STEERING COMMITTEE
ARTICLE 17: MISCELLANEOUS
ARTICLE 18: FORCE MAJEURE
ARTICLE 19: DISPUTE RESOLUTION
ARTICLE 20: FURTHER ASSURANCE
ARTICLE 21: COSTS AND EXPENSES
ARTICLE 22: ASSIGNMENT AND DELEGATION
ARTICLE 23: SEVERABILITY
ARTICLE 24: NO AGENCY OR PARTNERSHIP
ARTICLE 25: REMEDIES AND WAIVER
ARTICLE 26: ENTIRE AGREEMENT AND VARIATION
ARTICLE 27: NOTICES
ARTICLE 28: GOVERNING LAW
ARTICLE 29: LANGUAGE
ARTICLE 30: COUNTERPARTS

SCHEDULE 1: INFORMATION
SCHEDULE 3: SUMMARY OF SUPPLIER'S ACCOUNTING PRACTICES
SCHEDULE 4: CURTAILMENT PROCEDURES
SCHEDULE 5: JOINT OPERATING COMMITTEE AND STEERING COMMITTEE
SCHEDULE 6.1: SUMF CHARGES CALCULATED BASED ON SITE USAGE FEE
SCHEDULE 6.2: SUMF CHARGES CALCULATED BASED ON COST STRUCTURE FEE
SCHEDULE 6.3: SUMF CHARGES CALCULATED BASED ON PRICE FORMULAE
SCHEDULE 7: ANTI-BRIBERY AND ANTI-MONEY LAUNDERING